   As filed with the Securities and Exchange Commission on April 3, 2000
                                                      Registration No. 333-32810
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                       PRE-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                              GLOBAL CROSSING LTD.
             (Exact name of registrant as specified in its charter)

                                ---------------

         Bermuda                       4813                     98-0189783
     (State or other       (Primary standard industrial      (I.R.S. employer
   jurisdiction of            classification number)          identification
    incorporation or                                            number)
    organization)

                                  Wessex House
                                 45 Reid Street
                             Hamilton HM12, Bermuda
                                 (441) 296-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                             CT Corporation System
                               111 Eighth Avenue
                                   13th Floor
                               New York, NY 10011
                                 (212) 894-8940
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

            D. RHETT BRANDON, ESQ.                         JAMES C. GORTON, ESQ.
          Simpson Thacher & Bartlett                        Global Crossing Ltd.
             425 Lexington Avenue                          360 N. Crescent Drive
              New York, NY 10017                          Beverly Hills, CA 90210
                (212) 455-2000                                 (310) 385-5200

                                ---------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which shall specifically state that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion, dated April 3, 2000

PROSPECTUS
                                 $8,000,000,000

[Logo Global Crossing Ltd.]


                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants

                                  -----------


  This prospectus includes a general description of the debt securities, shares of preferred stock, shares of common stock and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

  In addition, some of our shareholders may sell a number of shares of our common stock under this prospectus and any prospectus supplement. In the prospectus supplement relating to sales by selling shareholders, we will identify each selling shareholder and the number of shares of our common stock that each selling shareholder will be selling.

  Our common stock trades on the Nasdaq National Market and the Bermuda Stock Exchange under the symbol "GBLX".

                                  -----------

  Investing in our securities involves risks, which we describe in the "Risk Factors" section beginning on page 20 of this prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------



                  The date of this prospectus is      , 2000.

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About this Prospectus......................................................  ii
Where You Can Find More Information........................................  ii
Incorporation by Reference.................................................  ii
Summary....................................................................   1
Risk Factors...............................................................  20
Cautionary Statement Regarding Forward-Looking Statements..................  27
Use of Proceeds............................................................  27
Dividend Policy............................................................  27
Description of Debt Securities.............................................  28
Description of Preferred Stock.............................................  36
Description of Common Stock................................................  38
Description of Warrants....................................................  40
Certain Income Tax Consequences............................................  42
Selling Shareholders.......................................................  55
Plan of Distribution.......................................................  56
Legal Matters..............................................................  58
Experts....................................................................  58
Service of Process and Enforcement of Liabilities..........................  58

                               ----------------

   The Bermuda Monetary Authority has given its consent to the issue and the transfer of the securities that we or the selling shareholders may issue under this prospectus and each prospectus supplement. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

   The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under the Act, to purchase any shares in our capital stock or any other securities that we may issue. Under the terms of the consent given to us by the Bermuda Monetary Authority,
(1) the issuance and transfer of the securities that we may issue and (2) the transfer of the securities that any selling shareholders may sell under this prospectus and each prospectus supplement between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $8,000,000,000. In addition, some of our shareholders may sell shares of our common stock under our shelf registration statement. This prospectus provides you with a general description of the securities we or any selling shareholders may offer. Each time we or any selling shareholders offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" immediately below.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the public reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may also review reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20001-1500.

   You may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

    Investor Relations
    Global Crossing Ltd.
    360 N. Crescent Drive
    Beverly Hills, CA 90210
    310-385-5200

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

  . our annual report on Form 10-K for the fiscal year ended December 31, 1999;

  . our current reports on Form 8-K filed on January 11, 2000, as amended by Form 8-K/A filed on January 19, 2000; February 18, 2000; March 2, 2000; and March 3, 2000;

  . the financial statements of Frontier Corporation and the Global Marine Systems business of Cable & Wireless Plc incorporated by reference or included in our Registration Statement on Form S-4 filed on September 8, 1999 (File No. 333-86693); and

  . all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until all the securities that we or any selling shareholders may offer under this prospectus are sold.

   You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

   Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                                    SUMMARY

   This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

                              Global Crossing Ltd.

   We are building and offering services over the world's first integrated global fiber optic network, consisting of 101,000 announced route miles and serving five continents, 27 countries and more than 200 major cities. Upon completion of our currently announced systems, our network and its telecommunications and Internet product offerings will be available in markets constituting over 80% of the world's international communications traffic.

   We are included in both the S&P 500 index and the Nasdaq 100 index. Our operations are headquartered in Hamilton, Bermuda, with executive offices in Los Angeles, California; Morristown, New Jersey; and Rochester, New York.

   We are incorporated in Bermuda, and the address of our principal executive offices is Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. You may visit us at our web site located at www.globalcrossing.com.

              The Securities We or Selling Shareholders May Offer

   Each time we or any selling shareholders offer securities under this prospectus, we will provide you with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we or some of our shareholders may offer under this prospectus.

Debt Securities

   We may offer unsecured general obligations of ours, which may be either senior or subordinated and may be convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities". The senior debt securities will have the same rank as all our other unsecured and unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

   We will issue the debt securities under an indenture between us and United States Trust Company of New York, as the trustee. In this document, we have summarized general features of the debt securities from the indenture. We encourage you to read the indenture which is an exhibit to the registration statement of which this prospectus is a part.

Preferred Stock

   We may issue shares of our preferred stock, par value $0.01 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Common Stock

   We may issue and sell shares of our common stock, par value $0.01 per share. In addition, some of our shareholders may sell shares of our common stock. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Warrants

   We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

           Ratio of Earnings to Fixed Charges and Preferred Dividends

   The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated:

                                                                Period From
                                   Year Ended   Year Ended     March 19, 1997
                                  December 31, December 31, (Date of Inception)
                                      1999         1998     to December 31, 1997
                                  ------------ ------------ --------------------
      Ratio......................        --           --               --
      Deficiency.................   $(49,607)    $(95,371)        $(12,850)

   For the purpose of this computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of interest expense, including amortization of deferred debt issuance costs and the interest portion of capital lease obligations, and the portion of rental expense that is representative of the interest factor, deemed to be one-third of minimum operating lease rentals.

                   Selected historical financial information

   We acquired Global Marine Systems on July 2, 1999 and Frontier on September 28, 1999.

   On November 24, 1999, we formed, together with Softbank Corp. and Microsoft Corporation, a new joint venture company called Asia Global Crossing. We have contributed to Asia Global Crossing our 57.75% ownership interest in Pacific Crossing and our development rights in East Asia Crossing. Among other things, each of Softbank and Microsoft contributed $175 million in cash to Asia Global Crossing. Also on November 24, 1999, we acquired Racal Telecom, a group of wholly-owned subsidiaries of Racal Electronics plc. On January 12, 2000, we formed a joint venture with Hutchison Whampoa Limited, called Hutchison Global Crossing, and issued $400 million aggregate liquidation preference of our 6 3/8% cumulative convertible preferred stock, series B, to Hutchison Whampoa.

   On February 22, 2000, we announced a definitive agreement to acquire IXnet, Inc., a leading provider of specialized IP-based network services to the global financial services community, and its parent company, IPC Communications, Inc., in exchange for shares of our common stock valued at approximately $3.8 billion. Under the terms of the definitive merger agreement, 1.184 shares of our common stock will be exchanged for each share of IXnet common stock not owned by IPC and 5.417 shares of our common stock will be exchanged for each share of IPC common stock. We expect the acquisition to be completed in the second quarter of 2000. The acquisition is subject to regulatory approval and customary closing conditions.

   In the following tables, we provide selected historical financial information for (1) Global Crossing, (2) Global Marine Systems, (3) Frontier,
(4) Racal Telecom and (5) HCL Holdings Limited, a group of wholly-owned subsidiaries of Hutchison Whampoa which has been contributed into the Hutchison Global Crossing joint venture. We do not provide any separate historical financial information relating to the Asia Global Crossing joint venture, as all relevant historical financial information is reflected in the historical financial information of Global Crossing.

   The selected historical financial information presented in the following tables has been derived from the audited and unaudited financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings for the periods presented. This information is only a summary, and you should read it together with the more detailed historical financial information included or incorporated by reference in this document. For instructions on how to obtain information incorporated by reference, see "Where You Can Find More Information" on page ii.

Global Crossing selected historical financial information

   The table below shows the selected historical financial information for Global Crossing. This information has been prepared using the consolidated financial statements of Global Crossing as of the dates indicated and for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999. The consolidated income statement data below for each of the fiscal years in the period from inception, March 19, 1997, to December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from financial statements audited by Arthur Andersen, independent public accountants, which are incorporated by reference in this document. We derived the remaining data from unaudited condensed consolidated financial statements.

   In reading the following selected historical financial information, please note the following:

  . The statement of operations data for the year ended December 31, 1999 includes the results of Global Marine Systems for the period from July 2, 1999, date of acquisition, through December 31, 1999; the results of Frontier for the period from September 30, 1999, date of acquisition, through December 31, 1999; and the results of Racal Telecom for the period from November 24, 1999; date of acquisition, through December 31, 1999. The consolidated balance sheet as of December 31, 1999 includes amounts related to Global Marine Systems, Frontier and Racal Telecom.

  . During the year ended December 31, 1999, we recorded a $15 million expense, net of tax benefit, due to the adoption of Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities". See the "Cumulative effect of change in accounting principles" item in the statement of operations data.

  . During the years ended December 31, 1999 and 1998, we recognized $51 million and $39 million, respectively, of stock-related expense relating to stock options and rights to purchase stock issued during that period which entitle the holders to purchase common stock. See the "Stock-related expense" item in the statement of operations data.

  . On December 15, 1999, we issued 2,600,000 shares of 7% cumulative convertible preferred stock at a liquidation preference of $250.00 for net proceeds of $630 million. Each share of preferred stock is convertible into 4.6948 shares of common stock based on a conversion price of $53.25. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 7%.

  . On November 24, 1999, we completed our acquisition of Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics plc, for approximately $1.6 billion in cash. Racal Telecom owns one of the most extensive fiber telecommunications networks in the United Kingdom, consisting of approximately 4,650 route miles of fiber and reaching more than 2,000 cities and towns.

  . On November 12, 1999, our wholly owned subsidiary, Global Crossing Holdings Ltd., issued two series of senior unsecured notes, which we refer to in this document as the "new senior notes". The 9 1/8% senior notes are due November 15, 2006 with a face value of $900 million, and the 9 1/2% senior notes are due November 15, 2009 with a face value of $1,100 million. The new senior notes are guaranteed by us. Interest will be paid on the notes on May 15 and November 15 of each year, beginning on May 15, 2000.

  . On November 5, 1999, we issued 10,000,000 shares of 6 3/8% cumulative convertible preferred stock at a liquidation preference of $100.00 for net proceeds of approximately $969 million. Each share of preferred stock is convertible into 2.2222 shares of common stock, based on a conversion price of $45.00. Dividends on the preferred stock are cumulative from the date of issue and will be payable on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2000, at the annual rate of 6 3/8%.

  . On September 28, 1999, we completed the acquisition of Frontier in a merger transaction valued at over $10 billion, with Frontier shareholders receiving 2.05 shares of our common stock for each share of Frontier common stock held. Frontier is one of the largest long distance telecommunications companies in the United States and one of the leading providers of facilities-based integrated communications and Internet services.

  . On July 2, 1999, we completed our acquisition of the Global Marine Systems division of Cable & Wireless Plc for approximately $908 million in cash and assumed liabilities. Global Marine Systems owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than a third of the world's undersea cable miles.

  . On May 16, 1999, we entered into a definitive agreement to merge with U S WEST, Inc. On July 18, 1999, we and U S WEST agreed to terminate our merger agreement, and U S WEST agreed to merge with Qwest Communications International Inc. As a result, U S WEST paid us a termination fee of $140 million in cash and returned 2,231,076 shares of our common stock purchased in a related tender offer, and Qwest committed to purchase capacity on the Global Crossing network at established market unit prices for delivery over the next four years and committed to make purchase price payments to us for this capacity of $140 million over the next two years. During the year ended December 31, 1999, we recognized $210 million, net of merger related expenses, of other income in connection with the termination of the U S WEST merger agreement.

  . The "Termination of advisory services agreement" item in the statements of operations data includes a charge for the termination of the advisory services agreement as of June 30, 1998. We acquired the rights from those entitled to fees payable under the advisory services agreement in consideration for the issuance of common stock having an aggregate value of $135 million and the cancellation of approximately $3 million owed to us under a related advance agreement. As a result of this transaction, we recorded a non-recurring charge in the approximate amount of $138 million during the year ended December 31, 1998. In addition, we recognized as an expense approximately $2 million of advisory fees incurred before the termination of the contract.

  . We granted warrants to Pacific Capital Group, Inc., a shareholder, and some of its affiliates for the Pacific Crossing, Mid-Atlantic Crossing and Pan American Crossing systems and related rights. The $275 million value of the common stock was originally allocated to "Construction in progress" in the amount of $112 million and as "Investment in and advances to/from affiliates" in the amount of $163 million. See the "property and equipment" item in the balance sheet data. The "Investment in and advance to/from affiliates" item in the balance sheet data includes $163 million as of December 31, 1999 and 1998, respectively, representing the value of the warrants described in the bullet point immediately above applicable to the Pacific Crossing system.

  . Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses, incremental cash deferred revenue, and amounts relating to the termination of the advisory services agreement this definition is consistent with financial covenants contained in our major financial agreements. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, which we refer to as "GAAP". Our calculation of adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

                     Global Crossing Ltd. and Subsidiaries
             (in thousands, except share and per share information)


                                                                  Period from
                                                                 March 19, 1997
                             Year Ended        Year Ended     (Date of Inception)
                          December 31, 1999 December 31, 1998 to December 31, 1997
                          ----------------- ----------------- --------------------
Statement of Operations
 Data:
Revenue.................     $ 1,664,824       $   419,866        $       --
                             -----------       -----------        -----------
Expenses:
 Cost of sales..........         850,483           178,492                --
 Operations,
  administration and
  maintenance...........         133,202            18,056                --
 Sales and marketing....         149,119            26,194              1,366
 Network development....          26,153            10,962                 78
 General and
  administrative........         210,107            26,303              1,618
 Stock related expense
  ......................          51,306            39,374                --
 Depreciation and
  amortization..........         124,294               541                 39
 Goodwill and
  intangibles
  amortization..........         127,621               --                 --
 Termination of advisory
  services agreement ...             --            139,669                --
                             -----------       -----------        -----------
                               1,672,285           439,591              3,101
                             -----------       -----------        -----------
Operating loss..........          (7,461)          (19,725)            (3,101)
Equity in income (loss)
 of affiliates..........          15,708            (2,508)               --
Minority interest.......          (1,338)              --                 --
Other income (expense):
 Interest income........          67,407            29,986              2,941
 Interest expense.......        (139,077)          (42,880)               --
 Other income, net......         180,765               --                 --
Provision for income
 taxes..................        (126,539)          (33,067)               --
                             -----------       -----------        -----------
Loss before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............         (10,535)          (68,194)              (160)
Extraordinary loss on
 retirement of debt.....         (45,681)          (19,709)               --
                             -----------       -----------        -----------
Loss before cumulative
 effect of change in
 accounting principle...         (56,216)          (87,903)              (160)
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit of
 $1,400.................         (14,710)              --                 --
                             -----------       -----------        -----------
Net loss................         (70,926)          (87,903)              (160)
Preferred stock
 dividends..............         (66,642)          (12,681)           (12,690)
Redemption of preferred
 stock..................             --            (34,140)                --
                             -----------       -----------        -----------
Net loss applicable to
 common shareholders....     $  (137,568)      $  (134,724)       $   (12,850)
                             ===========       ===========        ===========
Net Loss Per Common
 Share:
Loss applicable to
 common shareholders
 before extraordinary
 item and cumulative
 effect of change in
 accounting principle
Basic and diluted.......     $     (0.15)      $     (0.32)       $     (0.04)
                             ===========       ===========        ===========
Extraordinary item
 Basic and diluted......     $     (0.09)      $     (0.06)       $       --
                             ===========       ===========        ===========
Cumulative effect of
 change in accounting
 principle
 Basic and diluted......     $     (0.03)      $       --         $       --
                             ===========       ===========        ===========
Net loss applicable to
 common shareholders
 Basic and diluted......     $     (0.27)      $     (0.38)       $     (0.04)
                             ===========       ===========        ===========
Shares used in computing
 basic and diluted loss
 per share..............     502,400,851       358,735,340        325,773,934
                             ===========       ===========        ===========
Other Operating Data:
Cash from operating
 activities.............     $   506,084       $   208,727        $     5,121
Cash used for investing
 activities.............      (4,009,977)         (430,697)          (428,743)
Cash from financing
 activities.............       4,330,799         1,027,110            425,075
Adjusted EBITDA ........     $   708,181       $   364,948        $   343,233

                     Global Crossing Ltd. and Subsidiaries
                                 (in thousands)

                                                       December 31,
                                              ---------------------------------
                                                 1999         1998       1997
                                              -----------  ----------  --------
Balance sheet data:
Current assets including cash and cash
 equivalents and restricted cash and cash
 equivalents................................  $ 2,946,533  $  976,615  $ 27,744
Long term restricted cash and cash
 equivalents................................      138,118     367,600       --
Long term accounts receivable...............       52,052      43,315       --
Capacity available for sale.................          --      574,849       --
Property and equipment, net ................    6,026,053     433,707   518,519
Other assets................................      661,442      65,757    25,934
Investment in and advances to/from
 affiliates, net............................      323,960     177,334       --
Goodwill and intangibles, net...............    9,557,422         --        --
                                              -----------  ----------  --------
 Total assets...............................  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========
Current liabilities.........................  $ 1,852,593  $  256,265  $ 90,817
Long term debt..............................    5,018,544   1,066,093   312,325
Deferred revenue............................      383,287      25,325       --
Deferred credits and other..................      796,606      34,174     3,009
                                              -----------  ----------  --------
Total Liabilities...........................    8,051,030   1,381,857   406,151
Minority interest...........................      351,338         --        --
Mandatorily redeemable and cumulative
 convertible preferred stock ...............    2,084,697     483,000    91,925
Shareholders' equity
 Common stock...............................        7,992       4,328     3,258
 Treasury stock.............................     (209,415)   (209,415)      --
 Other shareholders' equity.................    9,578,927   1,067,470    71,023
 Accumulated deficit........................     (158,989)    (88,063)     (160)
                                              -----------  ----------  --------
Total shareholders' equity..................    9,218,515     774,320    74,121
                                              -----------  ----------  --------
Total liabilities and shareholders' equity..  $19,705,580  $2,639,177  $572,197
                                              ===========  ==========  ========

Global Marine Systems selected historical financial information

   The table below shows selected historical financial information for Global Marine Systems presented in United States GAAP. This information has been prepared using the combined financial statements of Global Marine Systems as of the dates indicated and for each of the fiscal years in the five-year period ended March 31, 1999. The combined income statement data below for each of the three fiscal years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from United Kingdom GAAP financial statements audited by KPMG Audit Plc, chartered accountants, which are incorporated by reference in this document. The combined income statement data below for each of the fiscal years ended March 31, 1996 and 1995 and the combined balance sheet data as of March 31, 1997, 1996 and 1995 were derived from management accounts.

   The unaudited translations of Global Marine Systems' sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                      For the Years Ended March 31,
                         ----------------------------------------------------------------------------------------
                                   1999                1998            1997            1996            1995
                         ------------------------ --------------- --------------- --------------- ---------------
                                                                                            (unaudited)
                                                              (in thousands)
Operating revenues...... $347,335 (Pounds)209,997 (Pounds)170,953 (Pounds)181,987 (Pounds)147,996 (Pounds) 79,778
Income from continuing
 operations.............   47,051          28,447          13,843          18,992          26,923          10,829
Total assets............  753,333         466,749         441,899         380,635         359,148         235,459
Long-term obligations... $261,923 (Pounds)162,282 (Pounds)198,055 (Pounds)163,209 (Pounds)167,454 (Pounds) 54,900

Frontier selected historical financial information

   The table below shows selected historical financial information for Frontier. This information has been prepared using the consolidated financial statements of Frontier as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The consolidated income statement data below for each of the fiscal years in the five-year period ending December 31, 1998 and the consolidated balance sheet data as of December 31, 1994 through December 31, 1998 have been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, of which the financial statements for the three-year period ending December 31, 1998 are incorporated by reference in this document. Global Crossing derived the remaining data from unaudited consolidated financial statements, which are incorporated by reference in this document.

   Revenues have been impacted by the following acquisitions for the periods presented:

  . On February 27, 1998, Frontier acquired GlobalCenter Inc., a leading provider in digital distribution, Internet and data services headquartered in Sunnyvale, California. Frontier acquired all of the outstanding shares of GlobalCenter and issued 6.4 million shares to effect this merger. At the time of the merger, GlobalCenter had 1.1 million stock options and warrants outstanding as converted into Frontier equivalents. This transaction was accounted for using the pooling of interests method of accounting and, accordingly, historical information has been restated to include GlobalCenter.

  . In August 1995, Frontier merged with ALC Communications Corporation. Frontier exchanged two shares of its common stock for each ALC common share. The total shares issued by Frontier to effect the merger were
     69.2 million. In March 1995, Frontier acquired American Sharecom Inc. Frontier acquired all of the outstanding shares of American Sharecom for approximately 8.7 million shares of Frontier common stock. These transactions were accounted for as poolings of interests and, accordingly, historical information has been restated to include ALC and American Sharecom.

  . In 1995, Frontier paid $318.4 million in cash for several acquisitions that were accounted for as purchases. These purchase acquisitions were Minnesota Southern Cellular Telephone Company, ConferTech International, Inc., WCT Communications, Inc., Enhanced Telemanagement, Schneider Communications, Inc. and Schneider Communications' 80.8 percent interest in LinkUSA Corporation and Link-VTC, Inc. In February 1996, Frontier acquired the remaining 19.2 percent interest in LinkUSA Corporation for $2.3 million in cash, and in June 1996 made a payment of $4.3 million to Link-VTC, Inc. in settlement of the original earnout agreement.

   The following extraordinary, unusual or infrequently occurring items have impacted net income for the periods presented:

  . During the nine-month period ended September 30, 1999, Frontier recorded a $74.5 million charge for costs related to the merger with Global Crossing. These charges primarily include investment banker fees, legal fees, accelerated restricted stock compensation and other direct costs.

  . In the first quarter of 1998, Frontier recorded a pre-tax charge of $6.5 million associated with the acquisition of GlobalCenter. These charges included investment banker fees, legal fees and other direct costs.

  . In October 1997, Frontier recorded a pre-tax charge of $86.8 million consisting of a restructuring charge of $43.0 million and a provision for asset and lease impairments of $43.8 million. The restructuring charge was primarily associated with a workforce reduction, program cancellations and discontinuing some product lines. The provision for asset and lease impairments primarily relates to long term assets and some lease obligations Frontier was in the process of disposing of or exiting.

  . In March 1997, Frontier recorded a $96.6 million pre-tax charge primarily related to the write-off of certain leased network facilities no longer required as a result of the migration of Frontier's major carrier customer's one-plus traffic volume to other networks and Frontier's overall network integration efforts.

  . In November 1996, Frontier recorded a $48.8 million pre-tax charge. This charge included $28.0 million for the curtailment of specified Frontier pension plans and a $20.8 million charge primarily to the write-off of unrecoverable product development costs for its conference calling product line.

  . In December 1996, Frontier, through GlobalCenter, recorded a pre-tax charge of $18.9 million related to the write-off of in-process product development costs associated with the 1996 merger with GCIS, an Internet management services company.

  . Frontier's 1995 operating results reflect pre-tax acquisition related charges of $114.2 million associated with the integration of a number of long distance companies acquired during the year, including the August 1995 merger with ALC Communications.

  . Frontier determined in 1995 that Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation", was no longer applicable based upon changes in regulation, increasingly rapid advancements in telecommunications technology and other factors creating competitive markets. As a result of the discontinuance of FAS 71, Frontier recorded a non-cash extraordinary charge of $112.1 million, net of an income tax benefit of $68.4 million, as of September 30, 1995. Frontier also recorded a $9.0 million loss on the early extinguishment of debt in 1995.

                     Frontier Corporation and Subsidiaries
                  (in thousands, except per share information)

                           Nine Months   Nine Months
                              Ended         Ended                    Year Ended December 31,
                          September 30, September 30, ----------------------------------------------------------
                              1999          1998         1998        1997        1996        1995        1994
                          ------------- ------------- ----------  ----------  ----------  ----------  ----------
                                  (unaudited)
Consolidated Statements
 of Income:
Revenues................   $ 1,995,556   $1,938,522   $2,593,558  $2,374,809  $2,588,519  $2,150,328  $1,667,545
Costs and expenses......     1,835,514    1,708,518    2,276,162   2,288,651   2,220,296   1,865,492   1,341,919
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Operating income........       160,042      230,004      317,396      86,158     368,223     284,836     325,626
Interest expense........       (48,739)     (39,516)     (55,318)    (48,239)    (43,312)    (53,572)    (50,216)
Other income, net of
 other expense..........        19,643       33,480       45,025      38,070      15,850      14,991      20,922
Income taxes............       (77,181)     (96,634)    (129,560)    (44,188)   (142,556)   (101,126)   (109,078)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items and
 cumulative effect of
 changes in accounting
 principles.............        53,765      127,334      177,543      31,801     198,205     145,129     187,254
Extraordinary items.....           --           --           --          --          --     (121,208)        --
Cumulative effect of
 changes in accounting
 principles.............           --        (1,755)      (1,755)        --       (8,018)     (1,477)     (7,197)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Consolidated net
 income.................        53,765      125,579      175,788      31,801     190,187      22,444     180,057
Dividends on preferred
 stock..................          (510)        (754)      (1,005)     (1,019)     (1,182)     (1,191)     (1,187)
                           -----------   ----------   ----------  ----------  ----------  ----------  ----------
Income applicable to
 common stock...........   $    53,255   $  124,825   $  174,783  $   30,782  $  189,005  $   21,253  $  178,870
                           ===========   ==========   ==========  ==========  ==========  ==========  ==========
Earnings per common
 share:
Income before
 extraordinary item and
 cumulative effect of
 changes in accounting
 principles
 Basic..................                              $     1.03  $      .18  $     1.19  $      .94  $     1.26
 Diluted................                                    1.02         .18        1.18         .88        1.16
Cash dividends declared
 per common share.......   $      .100   $     .668   $      .89  $     .875  $     .855  $     .835  $     .815
Consolidated Balance
 Sheets (at period end):
Current assets..........   $   644,023                $  566,674  $  490,305  $  477,761  $  524,200  $  673,826
Property, plant and
 equipment, net.........     2,189,138                 1,677,559   1,046,884     975,982     883,046   1,034,442
Goodwill and customer
 base, net..............     7,794,241                   484,015     517,754     538,296     550,081     222,442
Deferred and other
 assets.................       431,614                   330,495     432,977     237,353     154,088     130,084
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total assets...........   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========
Current liabilities.....   $   750,974                $  567,697  $  492,978  $  424,397  $  506,073  $  305,698
Long-term debt..........     1,800,651                 1,350,821     934,681     677,570     618,867     661,549
Other long-term
 liabilities............        31,928                       --          --          --          --          --
Deferred income taxes...           --                     40,046      10,927       2,542      15,644      98,217
Deferred employee
 benefits obligation....        89,596                    81,925      74,965      57,573      58,385      46,001
Shareholder's equity....     8,385,867                 1,018,254     974,369   1,067,310     912,446     949,329
                           -----------                ----------  ----------  ----------  ----------  ----------
 Total liabilities and
  shareholders' equity..   $11,059,016                $3,058,743  $2,487,920  $2,229,392  $2,111,415  $2,060,794
                           ===========                ==========  ==========  ==========  ==========  ==========

Racal Telecom selected historical financial information

   The table below shows selected historical financial information for Racal Telecom prepared in United States GAAP. This information has been prepared using the combined financial statements of Racal Telecom as of the dates indicated and for each of the fiscal years in the three-year period ended March 31, 1999. The combined income statement data below for each of the two years ended March 31, 1999 and the combined balance sheet data at March 31, 1999 and 1998 were derived from financial statements audited by Deloitte & Touche, independent auditors, which are incorporated by reference in this document. We derived the remaining data from unaudited combined financial statements.

   The unaudited translations of Racal Telecom's sterling amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended March 31, 1999. The convenience translations should not be construed as representations that the sterling amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                         For the Years Ended March 31,
                          ------------------------------------------------------------
                                     1999                   1998            1997
                          ---------------------------  --------------- ---------------
                          (unaudited)
                                              (in thousands)
Revenues................   $492,130   (Pounds)295,800  (Pounds)273,000 (Pounds)260,000
Income (loss) from
 continuing operations..    (30,450)          (18,300)          12,100          16,000
Total assets............    656,250           401,200          355,900         311,700
Long-term obligations...   $118,920   (Pounds) 72,700  (Pounds) 86,400 (Pounds)101,200

HCL Holdings selected historical financial information

   The table below shows selected historical financial information for HCL Holdings prepared in United States GAAP. This information has been prepared using the combined financial statements of HCL Holdings as of the dates indicated and for each of the years in the three-year period ended December 31, 1998 and for the nine months ended September 30, 1999 and 1998. The combined financial information below as of and for each of the three years ended December 31, 1998 were derived from financial statements audited by PricewaterhouseCoopers, certified public accountants, which are incorporated by reference in this document. The combined financial information below as of and for the nine months ended September 30, 1999 and 1998 were derived from unaudited combined financial statements.

                          For the Nine   For the Nine
                          Months Ended   Months Ended    For the Years Ended December 31,
                          September 30,  September 30, --------------------------------------
                              1999           1998          1998          1997         1996
                          -------------  ------------- ------------  ------------  ----------
                                  (unaudited)
                                                   (in thousands)
Revenues................  HK$  615,940    HK$ 735,933  HK$  950,120  HK$1,262,106  HK$790,995
Income (loss) from
 continuing operations..      (190,748)   HK$(177,318)     (279,526)     (356,847)   (153,626)
Total assets............     2,364,497                    1,857,539     1,369,610     705,687
Long-term obligations...  HK$3,022,594                 HK$2,306,024  HK$1,403,847  HK$704,586

   The unaudited translations of HCL Holdings' Hong Kong dollar amounts into United States dollars have been translated using convenience translation rates for the fiscal year ended December 31, 1998 and for the nine months ended September 30, 1999. The convenience translations should not be construed as representations that the Hong Kong dollar amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.

                                                     For the Nine  For the Year
                                                     Months Ended     Ended
                                                     September 30, December 31,
                                                         1999          1998
                                                     ------------- ------------
                                                            (unaudited)
                                                           (in thousands)
      Revenues......................................   $ 79,429      $122,664
      Income (loss) from continuing operations......    (24,598)      (36,088)
      Total assets..................................    304,401       239,794
      Long-term obligations.........................   $389,123      $297,690

                    Recent Financial Accounting Developments

   During the third and fourth quarters of 1999, changes in our business activities, together with a newly effective accounting standard, caused us to modify some of our practices regarding recognition of revenue and costs related to sales of capacity. None of the accounting practices described below affect our cash flows.

   As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN
43), which became effective July 1, 1999, we have accounted revenue from terrestrial circuits sold after that date as operating leases and have amortized that revenue over the terms of the related contracts. Previously, we had recognized these sales as current revenue upon activation of the circuits. This deferral in revenue recognition has no impact on cash flow.

   With the consummation of the Frontier acquisition on September 28, 1999, service offerings became a significant source of our revenue. Consequently, we initiated service contract accounting for our subsea systems during the fourth quarter, because we, since that date, no longer hold subsea capacity exclusively for sale. As a result, since the beginning of the fourth quarter, we have depreciated investments in both subsea and terrestrial systems over their remaining economic lives and have recognized revenue related to service contracts over the terms of the contracts. We have recognized revenue and costs related to the sale of subsea circuits upon activation, if the criteria of sales-type lease accounting have been satisfied with respect to those circuits.

   During the fourth quarter, our global network service capabilities were significantly expanded by the activation of several previously announced systems and by the integration of other networks obtained through acquisition and joint venture agreements. With this network expansion, we began offering our customers flexible bandwidth products to multiple destinations, which makes the historical practice of fixed, point-to-point routing of traffic and restoration capacity both impractical and inefficient. To ensure the required network flexibility, we will modify our future capacity purchase agreements and our network management in a manner that precludes the use of sales-type lease accounting.

   Because of these contract changes and the network management required to meet customer demands for flexible bandwidth, multiple destinations and system performance, we anticipate that most of the contracts for subsea circuits entered into after January 1, 2000 will be part of a service offering and, therefore, will not meet the criteria of sales-type lease accounting and will be accounted for as operating leases. Consequently, we will defer revenue related to those circuits and amortize it over the appropriate term of the contract. In certain circumstances, if a contract meets all of the requirements of sales-type lease accounting, we will recognize revenue without deferral upon payment and activation.

   We note that accounting practice and authoritative guidance regarding the applicability of sales-type lease accounting to the sale of capacity is still evolving. Based on the accounting practices described above, we believe that additional changes, if any, in accounting practice or authoritative guidance affecting sales of capacity would have little or no impact on our results of operations.

                              Global Crossing Ltd.
               Selected Unaudited Pro Forma Financial Information

   The following unaudited pro forma condensed combined financial information of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and the Hutchison Global Crossing joint venture, which we refer to as "Pro Forma Global Crossing Ltd.", has been prepared to demonstrate how these companies or businesses might have looked if (1) the Global Marine Systems acquisition and related financing, (2) the Frontier acquisition, (3) the Racal Telecom acquisition and related financing, (4) the Hutchison Global Crossing joint venture, including the related issuance of the 6 3/8% cumulative convertible preferred stock, series B, of Global Crossing, (5) the offering of our 6 3/8% cumulative convertible preferred stock completed on November 5, 1999, (6) the offering of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings completed on November 19, 1999 and (7) the offering of our 7% cumulative convertible preferred stock completed on December 15, 1999 had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to (a) the $350 million cash received in connection with the formation of the Asia Global Crossing joint venture or (b) the IPC and IXnet mergers.

   We have prepared the pro forma financial information using the purchase method of accounting. We expect that we will have reorganization and restructuring expenses and potential synergies relating to the acquisitions of Global Marine Systems and Racal Telecom, the Hutchison Global Crossing joint venture and the acquisition of Frontier's long distance business and increased opportunities to earn more revenue as a result of those transactions. The unaudited pro forma information does not reflect these expenses and synergies.

   The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the Global Marine Systems, Frontier and Racal Telecom acquisitions and the Hutchison Global Crossing joint venture had taken place earlier or the future results that the companies will experience after completion of these transactions.

   You should read these unaudited pro forma condensed combined financial statements in conjunction with the historical financial statements of Global Crossing, Global Marine Systems, Frontier, Racal Telecom and HCL Holdings, which are incorporated by reference in this document.

                         Pro Forma Global Crossing Ltd.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1999
                                 (in thousands)

                                         Global        Hutchison      Global
                                        Crossing    Global Crossing  Crossing
                                      Historical(1) Adjustments(2)   Pro Forma
                                      ------------- --------------- -----------
ASSETS
Current Assets:
 Cash, restricted cash and
  investments.......................   $ 1,726,793     $(50,000)    $ 1,676,793
 Accounts receivable, net...........       966,973          --          966,973
 Other assets and prepaid costs.....       252,767          --          252,767
                                       -----------     --------     -----------
   Total Current Assets.............     2,946,533      (50,000)      2,896,533
Restricted cash and cash
 equivalents........................       138,118          --          138,118
Accounts receivable.................        52,052          --           52,052
Property and equipment, net.........     6,026,053      (83,800)      5,942,253
Goodwill and other intangibles,
 net................................     9,557,422          --        9,557,422
Investment in and advances to/from
 affiliates, net....................       323,960      538,800         862,760
Other assets, net...................       661,442          --          661,442
                                       -----------     --------     -----------
   Total Assets.....................   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accrued construction costs.........   $   275,361     $    --      $   275,361
 Accounts payable and accrued
  liabilities.......................       944,780        5,000         949,780
 Accrued interest and preferred
  dividends.........................        66,745          --           66,745
 Deferred revenue...................       127,367          --          127,367
 Income taxes payable...............       140,034          --          140,034
 Current portion of long term
  debt..............................         5,496          --            5,496
 Other current liabilities..........       292,810          --          292,810
                                       -----------     --------     -----------
   Total Current Liabilities........     1,852,593        5,000       1,857,593
 Long term debt.....................     5,018,544          --        5,018,544
 Deferred revenue...................       383,287          --          383,287
 Deferred credits and other.........       796,606          --          796,606
                                       -----------     --------     -----------
   Total Liabilities................     8,051,030        5,000       8,056,030
                                       -----------     --------     -----------
MINORITY INTEREST...................       351,338          --          351,338
                                       -----------     --------     -----------
MANDATORILY REDEEMABLE AND
 CUMULATIVE CONVERTIBLE PREFERRED
 STOCK:
 10 1/2% Mandatorily Redeemable
  Preferred Stock, 5,000,000 shares
  issued and outstanding as of
  December 31, 1999, $100
  liquidation preference per
  share.............................       485,947          --          485,947
                                       -----------     --------     -----------
 6 3/8% Cumulative Convertible
  Preferred Stock, 10,000,000
  shares issued and outstanding as
  of December 31, 1999, $100
  liquidation preference per
  share.............................       969,000      400,000       1,369,000
                                       -----------     --------     -----------
 7% Cumulative Convertible
  Preferred Stock, 2,600,000 and no
  shares issued and outstanding as
  of December 31, 1999, $250
  liquidation preference per
  share.............................       629,750          --          629,750
                                       -----------     --------     -----------
SHAREHOLDERS' EQUITY:
 Common stock, 3,000,000,000 shares
  authorized, par value $.01,
  799,137,142 issued as of December
  31, 1999..........................         7,992          --            7,992
 Treasury stock, 22,033,758
  shares............................      (209,415)         --         (209,415)
 Other shareholders' equity.........     9,578,927          --        9,578,927
 Accumulated deficit................      (158,989)         --         (158,989)
                                       -----------     --------     -----------
                                         9,218,515          --        9,218,515
                                       -----------     --------     -----------
   Total Liabilities and
    Shareholder's Equity............   $19,705,580     $405,000     $20,110,580
                                       ===========     ========     ===========

                        Pro Forma Global Crossing Ltd.
        Unaudited Pro Forma Condensed Combined Statements of Operations

                     For the Year Ended December 31, 1999
              (in thousands, except share and per share amounts)

                                       Global     Global
                          Global       Marine     Marine                                                     Racal
                         Crossing     Systems     Systems       Frontier    Frontier       Racal Telecom    Telecom
                       Historical(3) Historical Adjustments    Historical  Adjustments     Historical(13)  Adjustments
                       ------------- ---------- -----------    ----------  -----------     -------------  ------------
Operating
Revenues...........     $ 1,664,824   $173,498   $    --       $1,995,556   $     --         $306,019      $     --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....       1,369,064    127,165        --        1,551,234         --          286,442            --
 Stock-related
 expense...........          51,306        --         --           10,412     (10,412)(9)         --             --
 Merger Expenses...             --         --         --           74,519         --           24,600            --
 Depreciation and
 amortization......         124,294     12,817        --          173,600         --           52,716            --
 Goodwill and
 intangibles
 amortization......         127,621        812       (812)(5)      25,749     (25,749)(10)        --          55,843 (14)
                                                   19,690 (5)                 303,774 (10)
                        -----------   --------   --------      ----------   ---------        --------      ---------
                          1,672,285    140,794     18,878       1,835,514     267,613         363,758         55,843
                        -----------   --------   --------      ----------   ---------        --------      ---------
Operating income
(loss).............          (7,461)    32,704    (18,878)        160,042    (267,613)        (57,739)       (55,843)
Equity in income
(loss) of
affiliates.........          15,708      4,539        --           17,235         --             (560)           --
Minority interest..          (1,338)       --         --              --          --              --             --
Other income
(expense):
 Interest
 expense...........        (139,077)    (6,869)   (24,000)(6)     (48,739)        --          (30,908)       (96,363)(15)
 Interest income...          67,407        511        --            4,754         --            3,856            --
 Other income
 (expenses)........         180,765        143        --           (2,346)        --              369            --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........         116,004     31,028    (42,878)        130,946    (267,613)        (84,982)      (152,206)
 (Provision)
 benefit for
 income taxes......        (126,539)   (11,885)     7,200 (7)     (77,181)        --           30,116         23,115 (16)
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (10,535)    19,143    (35,678)         53,765    (267,613)        (54,866)      (129,091)
 Preferred stock
 dividends.........         (66,642)       --         --             (510)        510 (11)        --             --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........         (77,177)    19,143    (35,678)         53,255    (267,103)        (54,866)      (129,091)
 Diluted earnings
 adjustment........             --         --         --              270        (270)(12)        --             --
                        -----------   --------   --------      ----------   ---------        --------      ---------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle
(Diluted)..........     $   (77,177)  $ 19,143   $(35,678)     $   53,525   $(267,373)       $(54,866)     $(129,091)
                        ===========   ========   ========      ==========   =========        ========      =========
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........     $     (0.15)
                        ===========
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........     502,400,851
                        ===========
                         Hutchison
                           Global                       Global
                          Crossing       Financing     Crossing
                       Adjustments(2) Adjustments(17)  Pro Forma
                       -------------- --------------- ----------------
Operating
Revenues...........       $    --        $     --     $ 4,139,897
                       -------------- --------------- ----------------
Operating Expenses:
 Operating,
 selling, general
 and
 administrative....            --              --       3,333,905
 Stock-related
 expense...........            --              --          51,306
 Merger Expenses...            --              --          99,119
 Depreciation and
 amortization......            --              --         363,427
 Goodwill and
 intangibles
 amortization......            --              --         506,928
                       -------------- --------------- ----------------
                               --              --       4,354,685
                       -------------- --------------- ----------------
Operating income
(loss).............            --              --        (214,788)
Equity in income
(loss) of
affiliates.........        (15,825)            --            (143)
                           (21,240)            --
Minority interest..                            --          (1,338)
Other income
(expense):
 Interest
 expense...........            --           93,577       (495,695)
                                          (243,316)
 Interest income...            --              --          76,528
 Other income
 (expenses)........            --              --         178,931
                       -------------- --------------- ----------------
Income (loss)
before provision
for income taxes,
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (149,739)      (456,505)
 (Provision)
 benefit for
 income taxes......            --           (7,200)      (162,374)
                       -------------- --------------- ----------------
Income (loss)
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (37,065)       (156,939)      (618,879)
 Preferred stock
 dividends.........        (25,529)       (108,936)      (201,107)
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extraordinary item
and cumulative
effect of change in
accounting
principle..........        (62,594)       (265,875)      (819,986)
 Diluted earnings
 adjustment........            --              --
                       -------------- --------------- ----------------
Income (loss)
applicable to
common shareholders
before
extrarodinary item
and cumulative
effect of change in
accounting
principle
(Diluted)..........       $(62,594)      $(265,875)   $  (819,986)
                       ============== =============== ================
Income (loss) per
common share:
 Income (loss)
 applicable to
 common
 shareholders
 before
 extraordinary
 item and
 cumulative effect
 of change in
 accounting principle
   Basic and
   diluted.........                                   $     (1.07)
                                                      ================
 Shares used in
 computing
 information
 applicable to
 common
 shareholders
   Basic and
   diluted.........                                   767,355,151 (18)
                                                      ================

                        Pro Forma Global Crossing Ltd.

           Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements

 (1) This column represents the historical financial position of Global Crossing as of December 31, 1999, including the assets acquired in the Frontier merger and the Global Marine Systems and Racal Telecom acquisitions.

 (2) On January 12, 2000, we and Hutchison Whampoa Limited formed a joint venture called Hutchison Global Crossing. This joint venture is owned in equal parts by us and Hutchison Whampoa. In exchange for its 50% interest, Hutchison Whampoa contributed to the joint venture its existing building-to-building fixed-line telecommunications network in Hong Kong and certain Internet-related assets previously held by Hutchison Telecommunications Limited. In exchange for our 50% interest, we contributed to the joint venture international telecommunications capacity rights on our network and know-how related to Internet data centers valued at $350 million and $50 million in cash. In addition, we issued to Hutchison Whampoa $400 million aggregate liquidation preference of our 6 3/8% cumulative convertible preferred stock, series B, convertible into our common stock. The Hutchison Global Crossing joint venture is anticipated to be accounted for as an unconsolidated joint venture under the equity method of accounting.

   Total Consideration
     Cash contributed...................................              $ 50,000
     6 3/8% Cumulative Convertible Preferred Stock,
      Series B..........................................               400,000
     Estimated cost of capacity contributed.............                83,800
     Global Crossing transaction costs..................                 5,000
                                                                      --------
   Total consideration..................................               538,800
   Less:Historical net tangible book value of HCL
    Holdings:
     Historical HCL Holdings net liabilities at December
     31, 1999...........................................   $(149,393)
     Cash contributed...................................      50,000
     Estimated cost of capacity contributed.............      83,800
                                                           ---------
     Adjusted net tangible book value...................     (15,593)
     50% ownership interest.............................       7,797
                                                           ---------
                                                                        (7,796)
                                                                      --------
   Total Goodwill.......................................              $546,596
                                                                      ========

   We have tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their useful lives may change. We currently anticipate that goodwill associated with the merger will be amortized over a 25-year life.

   These adjustments also include the assumed equity in the results of operations of Hutchison Global Crossing for the year ended December 31, 1999.

 (3) This column represents the historical results of operations for the year ended December 31, 1999 including the results of Global Marine Systems operations for the six months ended December 31, 1999, the results of Frontier operations for the three months ended December 31, 1999 and Racal Telecom for the period from November 24, 1999 to December 31, 1999.

 (4) This column represents the historical results of operations of Global Marine Systems for the six months ended June 30, 1999.

 (5) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have estimated to be approximately $693 million. We are amortizing goodwill and other intangible assets on the straight-line method over 3-25 years. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

 (6) This amount reflects the assumed interest expense, at an 8% interest rate, incurred on the $600 million debt assumed issued as of the earliest date presented in connection with the acquisition of Global Marine Systems.

 (7) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Global Marine Systems.

 (8) This column represents Frontier's historical results of operations for the nine months ended September 30, 1999.

 (9) This adjustment assumes Frontier's stock related expenses would not have been incurred had the merger occurred at the earliest date presented.

(10) These adjustments reflect the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have estimated to be approximately $7.7 billion. We are amortizing goodwill and other intangible assets on a straight-line method over 6-25 years. The initial purchase price allocation is based on current estimates. We will make the final purchase price allocation based upon final values for certain assets and liabilities. As a result, the final purchase price allocation may differ from the presented estimate.

(11) This adjustment assumes that Frontier's preferred stock dividends would not have been incurred, as Frontier's preferred stock would have been redeemed as of the earliest date presented.

(12) To eliminate diluted earnings adjustment due to the combined net loss position.

(13) This column represents Racal Telecom's results from operations in United States GAAP, the disposal of the Racal Translink and Racal Fieldforce divisions of Racal Telecommunications Limited which we did not acquire and pro forma adjustments to reflect the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions. We summarize these adjustments in the table below:

                            Racal Telecom Pro Forma
        Unaudited Pro Forma Condensed Combined Statements of Operations

            For the period from January 1, 1999 to November 23, 1999
                                 (in thousands)

                                                              US GAAP and     Racal
                                            BV Acquisition     Accounting    Telecom    Racal
                                            and Carve-Out        Policy      Interim   Telecom
                              Historical(a)  Adjustments     Adjustments(d) Period(e) Pro Forma
                              ------------  --------------   -------------- --------- ---------
   Operating Revenues......     $390,578      $(110,354)(c)     $(22,447)    $47,937  $306,019
                                                    305 (b)
                                --------      ---------         --------     -------  --------
   Operating Expenses:
    Operating, selling,
     general and
     administrative........      355,110        (99,595)(c)        1,737      53,544   311,042
                                                    246 (b)
    Depreciation and
     amortization..........       61,774        (11,978)(c)       (3,340)      6,265    52,716
                                                     (5)(b)
                                --------      ---------         --------     -------  --------
                                 416,884       (111,332)          (1,603)     59,809   363,758
                                --------      ---------         --------     -------  --------
   Operating income
    (loss).................      (26,306)         1,283          (20,844)    (11,872)  (57,739)
   Equity in income (loss)
    of affiliates..........         (560)           --               --                   (560)
   Other income (expense):
    Interest expense.......      (30,905)            (3)(b)          --          --    (30,908)
    Interest income........          --           3,089 (c)          --          767     3,856
    Other income
     (expense).............       76,390        (76,021)(c)          --          --        369
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item,
    taxes and cumulative
    effect of changes in
    accounting principle...       18,619        (71,652)         (20,844)    (11,105)  (84,982)
    (Provision) benefit for
     income taxes..........        3,563            (70)(b)       18,918       7,705    30,116
                                --------      ---------         --------     -------  --------
   Income (loss) before
    extraordinary item and
    cumulative effect of
    changes in accounting
    principle..............     $ 22,182      $ (71,722)        $ (1,926)    $(3,400) $(54,866)
                                ========      =========         ========     =======  ========

  (a) This column represents the combined historical results of operations of Racal Telecommunications Limited, Racal Telecommunications Networks Limited, Racal Internet Services Limited and Racal Telecommunications Inc., which we refer to as "Racal Telecom", in accordance with United Kingdom GAAP translated into United States dollars for the 41 weeks ended October 15, 1999.

  (b) We are treated as having acquired the business and assets of Racal Network Services BV as that company was in the process of being reorganized into Racal Telecommunications Networks Limited in the course of 1999. These adjustments reflect the financial position and results of operations of Racal Network Services BV as if this transaction had been completed as of the dates or at the beginning of the periods presented.

  (c) In July 1999, the Racal Telecom business was separated into three divisions: Racal Telecom, Racal Translink and Racal Fieldforce. On October 1, 1999, the Racal Translink and Racal Fieldforce businesses were sold to another company within the Racal Electronics plc group. This adjustment eliminates the results of operations of Racal Translink and Racal Fieldforce, reflects the likely effect of the trading among Racal Translink, Racal Fieldforce and Racal Telecom based on contractual obligations among the divisions and adjusts the profit on disposal of these operations. No taxation liabilities were incurred on the disposal as this disposal was to another Racal Electronics plc group company.

  (d) The Racal Telecom combined financial statements are prepared in accordance with United Kingdom GAAP which differ in certain material respects from United States GAAP. The differences that are material are disclosed in the notes to the combined financial statements, incorporated by reference. In addition, an adjustment has been made to treat sales of dark fiber made by Racal Telecom after July 1, 1999 as operating leases, recognizing income over the period of the service provision in accordance with the provision of FASB Interpretation No 43.

  (e) This column represents Racal Telecom's historical results from October 16, 1999 to November 23, 1999.

(14) This adjustment reflects the amortization expense of the excess consideration over the net assets acquired (goodwill), which we have preliminarily estimated to be $1.6 billion. We have tentatively considered the carrying value of the acquired assets to approximate fair value, with all excess of those acquisition costs being attributable to goodwill. We are in the process of fully evaluating the assets to be acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired, and their related useful lives, may change. We currently anticipate that goodwill associated with the transaction will be amortized over a 25-year life.

(15) This amount reflects the assumed interest expense, at a 9% interest rate, including the amortization of deferred financing fees incurred on the $1.1 billion debt assumed issued as of the earliest date presented in connection with the acquisition of Racal Telecom.

(16) This adjustment represents the tax benefit resulting from the interest expense assumed in connection with the debt issued for the acquisition of Racal Telecom.

(17) These adjustments represent the assumed interest expenses, including amortization of deferred financing fees, in connection with the issuance and assumed repayment of existing debt related to the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, our 6 3/8% cumulative convertible preferred stock and our 7% cumulative convertible preferred stock, including the over-allotment. In connection with the issuance of the 9 1/8% senior notes due 2006 and 9 1/2% senior notes due 2009 of Global Crossing Holdings, we incurred approximately $29.7 million in financing fees. The financing fees will be amortized over the life of the debt.

(18) Pro forma per share data are based on the number of our common shares that would have been outstanding had the merger occurred at the earliest date presented. We issued 355,181,000 shares in connection with the Frontier merger.

                                  RISK FACTORS

   Before investing in our securities, you should carefully consider the risks described below and in any accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus.

Risk Factors Relating to Our Business

We cannot assure you of the successful integration of newly acquired businesses. We cannot assure you that the expected benefits will be achieved.

   Part of our growth strategy is to make selective strategic acquisitions of businesses operated by others. Achieving the benefits of these acquisitions will depend in part on the integration of those businesses with our business in an efficient manner. We cannot assure you that this will happen or that it will happen in a timely manner. The consolidation of operations following these acquisitions will often require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenue, levels of expenses and operating results of the combined company. We cannot assure you that the combined company will realize any of the anticipated benefits of any acquisition.

It may be difficult to evaluate our business because we have a limited operating history.

   We were organized in March 1997 and, with the exception of our Frontier, Global Marine Systems and Racal Telecom subsidiaries, have a limited operating history. Because of this limited history and our rapid growth through successive acquisitions, it may be difficult for potential investors to evaluate the performance of our operations. In particular, comparisons of our results of operations from one period to another may not be fully indicative of our current ability to conduct our business.

We may encounter difficulties in completing our cable systems currently under development.

   Our ability to achieve our strategic objectives will depend in large part upon the successful, timely and cost-effective completion of our cable systems currently under development, as well as on achieving substantial capacity sales on these systems once they become operational and on our other operational systems. The construction of these systems will be affected by a variety of factors, uncertainties and contingencies, many of which are beyond our control, including:

  .  our ability to manage their construction effectively;

  . our ability to obtain all construction and operating permits and licenses;

  .  third-party contractors performing their obligations on schedule; and

  . our ability to enter into favorable construction contracts with a limited number of suppliers.

   These factors may significantly delay or prevent completion of one or more of our systems currently under development, which could have a material adverse effect on our business, financial condition and results of operations.

   We cannot assure you that each of these systems will be completed at the cost and in the time frame currently estimated by us, or even at all. Although we award contracts for construction of our systems to suppliers who in most cases are expected to be bound by a fixed-price construction cost schedule and to provide guarantees in respect of completion dates and system design specifications, we cannot assure you that the actual construction costs or the time required to complete these systems will not exceed our current estimates. These circumstances could have a material adverse effect on our business, financial condition and results of operations.

Our revenue growth plan depends on product and service expansion.

   We intend to grow revenue and profits by:

  .  introducing new services and products;

  .  developing or acquiring additional cable systems; and

  .  upgrading capacity on our planned systems.

   Our inability to effect these expansions of our products and services could have a material adverse effect on our business, financial condition and results of operations.

We face competition which may reduce demand for our products and services.

   The international telecommunications industry is highly competitive. We compete primarily on the basis of price, availability, service quality and reliability, customer service and the location of our systems and services. The ability of our competitors to provide comparable products and services at similar prices could have a material adverse effect on demand for our products and services. In addition, much of our planned growth is predicated upon the growth in demand for international telecommunications capacity and services. We cannot assure you that this anticipated demand growth will occur.

We are growing rapidly in a changing industry.

   Our strategy is to be the premier provider of global broadband telecommunication services for both wholesale and retail customers. As a result of this aggressive strategy, we are experiencing rapid expansion and expect it to continue for the foreseeable future. This growth has increased our operating complexity. At the same time, the international telecommunications industry is changing rapidly due to, among other things:

  .  the easing of regulatory constraints;

  .  the privatization of established carriers;

  .  the expansion of telecommunications infrastructure;

  . the growth in demand for bandwidth caused by expansion of Internet and data transmissions;

  .  the globalization of the world's economies; and

  .  the changing technology for wired, wireless and satellite communication.

   We cannot assure you that we will succeed in adapting to the rapid changes in the international telecommunications industry.

We may have difficulty in obtaining the additional financing required to develop our business.

   In order to further implement our aggressive growth strategy, we anticipate that we will require substantial additional equity and debt financing. Under our business plan, we and our affiliates expect to require significant financing by the end of 2000 to build out the Global Crossing network and provide additional services to our customers. Obtaining additional financing will be subject to a number of factors, including:

  .  the state of operations of our company;

  . our actual or anticipated results of operations, financial condition and cash flows;

  . investor sentiment towards companies with substantial international operations; and

  .  generally prevailing market conditions.

   If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, these securities would have some rights, preferences and privileges senior to those of the holders of our common stock, and the terms of this debt could impose restrictions on our operations and result in significant interest expense to us. In the event that we are unable to raise sufficient financing on satisfactory terms and conditions in the future, our company would be adversely affected.

We face price declines that could adversely affect our business.

   Advances in fiber optic technology have resulted in significant per circuit price declines in the fiber optic cable transmission industry. Recent changes in technology caused prices for telecommunications capacity and services to go down even further. If there is less demand than we project or a bigger drop in prices than we project, there could be a material adverse effect on our business, financial condition and results of operations. We cannot assure you, even if our projections with respect to those factors are realized, that we will be able to implement our strategy or that our strategy will be successful in the rapidly evolving telecommunications market.

We confront several system risks that could affect our operations.

   Each of our systems is and will be subject to the risks inherent in a large-scale, complex fiber optic telecommunications system. The operation, administration, maintenance and repair of our systems requires the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. We cannot assure you that our systems will continue to function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

   Each of our undersea systems either has or is expected to have a design life of generally 25 years, while each of our terrestrial systems either has or is expected to have a design life of at least 20 years. The economic lives of these systems, however, are expected to be shorter than their design lives, and we cannot assure you of the actual useful life of any of these systems. A number of factors will ultimately affect the useful life of each of our systems, including:

  .  quality of construction;

  .  unexpected damage or deterioration; and

  .  technological or economic obsolescence.

   Failure of any of our systems to operate for its full design life could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to maintain, hire and successfully integrate key personnel.

   Our future success depends on the skills, experience and efforts of our officers and key technical and sales employees. In particular, our senior management has significant experience in the telecommunications and Internet industries, and the loss of any of them could negatively affect our ability to execute our business strategy. In addition, we cannot assure you that we will be able to integrate new management into our existing operations. Competition for these individuals is intense, and we may not be able to attract, motivate and retain highly skilled qualified personnel. We do not have "key person" life insurance policies covering any of our employees.

We face risks associated with international operations.

   Because we will derive substantial revenue from international operations and intend to have substantial physical assets in several jurisdictions along our routes, our business is subject to risks inherent in international operations, including:

  .  political and economic conditions;

  .  unexpected changes in regulatory environments;

  .  exposure to different legal standards; and

  .  difficulties in staffing and managing operations.

   We have not experienced any material adverse effects with respect to our foreign operations arising from these factors. However, problems associated with these risks could arise in the future. Finally, managing operations in multiple jurisdictions may place further strain on our ability to manage our overall growth.

Because many of our customers deal predominantly in foreign currencies, we may be exposed to exchange rate risks and our net income may suffer due to currency translations.

   We primarily invoice for our services in United States dollars; however, most of our customers and many of our prospective customers derive their revenue in currencies other than United States dollars. The obligations of customers with substantial revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies devalue relative to the United States dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into United States dollars. In such event, the affected customers may not be able to pay us in United States dollars. In addition, where we invoice for our services in currencies other than United States dollars, our net income may suffer due to currency translations in the event that such currencies devalue relative to the United States dollar and we do not elect to enter into currency hedging arrangements in respect of those payment obligations.

Our operations are subject to regulation in the United States and abroad and require us to obtain and maintain a number of governmental licenses and permits. If we fail to comply with those regulatory requirements or obtain and maintain those licenses and permits, we may not be able to conduct our business.

   In the United States, our intrastate, interstate, and international telecommunications networks and services are subject to regulation at the federal, state, and local levels. We also have facilities and provide services in numerous countries in Europe, Latin America, and Asia. Our operations in those countries are subject to regulation at the national level and, in some cases, at the state, provincial, and local levels.

  . Our interstate and international operations in the United States are governed by the Communications Act of 1934, as amended by the Telecommunications Act of 1996. There are several ongoing proceedings at the FCC and in the federal courts regarding the implementation of various aspects of the Telecommunications Act. The outcomes of these proceedings may affect the manner in which we are permitted to provide our services in the United States and may have a material adverse effect on our operations.

  . The intrastate activities of our local telephone service companies are regulated by the states in which they do business. A number of states in which we operate are conducting proceedings related to the provision of services in a competitive telecommunications environment. These proceedings may affect the manner in which we are permitted to provide our services in one or more states and may have a material adverse effect on our operations.

  . Our operations outside the United States are governed by the laws of the countries in which we operate. The regulation of telecommunications networks and services outside the United States varies widely. In some countries, the range of services that we are legally permitted to provide may be limited. In other countries, existing telecommunications legislation is in the process of development, is unclear or inconsistent, or is applied in an unequal or discriminatory fashion. Our inability or failure to comply with the telecommunications laws and regulations of one or more of the countries in which we operate could result in the temporary or permanent suspension of operations in one or more countries. We also may be prohibited from entering certain countries at all or from providing all of our services in one or more countries. In addition, many of the countries in which we operate are conducting proceedings that will affect the implementation of their telecommunications legislation. We cannot be certain of the outcome of these proceedings. These proceedings may affect the manner in which we are permitted to provide our services in these countries and may have a material adverse effect on our operations.

  . In the ordinary course of constructing our networks and providing our services we are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which we operate. We also must comply with a variety of regulatory obligations. Our failure to obtain or maintain necessary licenses and authorizations, or to comply with the obligations imposed upon license-holders in one or more countries, may result in sanctions, including the revocation of authority to provide services in one or more countries.

We depend on third parties for many functions. If the services of those third parties are not available to us, we may not be able to conduct our business.

   We depend and will continue to depend upon third parties to:

  .  construct some of our systems and provide equipment and maintenance;

  . provide access to a number of origination and termination points of our systems in various jurisdictions;

  . construct and operate landing stations in a number of those jurisdictions;

  .  acquire rights of way;

  . provide terrestrial capacity to our customers through contractual arrangements; and

  . act as joint venture participants with regard to some of our current and potential future systems.

   We cannot assure you that third parties will perform their contractual obligations or that they will not be subject to political or economic events which may have a material adverse effect on our business, financial condition and results of operations. If they fail to perform their obligations, we may not be able to conduct our business. If any of our joint venture participants experiences a change in strategic direction such that their strategy regarding our mutual joint venture diverges from our own, we may not be able to realize the benefits anticipated to be derived from the joint venture.

We have substantial leverage which may limit our ability to comply with the terms of our indebtedness and may restrict our ability to operate.

   Our significant indebtedness could adversely affect us by leaving us with insufficient cash to fund operations and impairing our ability to obtain additional financing. The amount of our debt could have important consequences for our future, including, among other things:

  . cash from operations may be insufficient to meet the principal and interest on our indebtedness as it becomes due;

  . payments of principal and interest on borrowings may leave us with insufficient cash resources for our operations; and

  . restrictive debt covenants may impair our ability to obtain additional financing.

   We have incurred a high level of debt. As of December 31, 1999, we and our consolidated subsidiaries had a total of $8,051 million of total liabilities, including approximately $5,056 million in senior indebtedness, of which $1,295 million was secured. As of that date, we additionally had outstanding cumulative convertible preferred stock with a face value of $1,650 million. Our subsidiary, Global Crossing Holdings, also has mandatorily redeemable preferred stock outstanding with a face value of $500 million. In addition, our Pacific Crossing joint venture entered into an $850 million non-recourse credit facility, under which it had incurred $750 million of indebtedness as of December 31, 1999.

   Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. In addition, we rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries to repay our obligations. Our operating subsidiaries have entered into a senior secured corporate credit facility. Accordingly, the payment of dividends from these operating subsidiaries and the making and repayments of loans and advances are subject to statutory, contractual and other restrictions.

   In addition, if we are unable to generate sufficient cash flow to meet our debt service requirements, we may have to renegotiate the terms of our long-term debt. We cannot assure you that we would be able to renegotiate successfully those terms or refinance our indebtedness when required or that satisfactory terms of any refinancing would be available. If we were not able to refinance our indebtedness or obtain new financing under these circumstances, we would have to consider other options, such as:

  .  sales of some assets;

  .  sales of equity;

  .  negotiations with our lenders to restructure applicable indebtedness; or

  .  other options available to us under applicable law.

Our principal shareholders may be able to influence materially the outcome of shareholder votes.

   As of March 3, 2000, Pacific Capital Group and its affiliates had a 11.98% beneficial ownership interest in us. We have entered into various transactions with Pacific Capital Group and its affiliates and assumed the on-going development of some of our systems from an affiliate of Pacific Capital Group. Mr. Gary Winnick, chairman of our board of directors, controls Pacific Capital Group and its subsidiaries. In addition, several of our other officers and directors are affiliated with Pacific Capital Group. Furthermore, as of March 3, 2000, Canadian Imperial Bank of Commerce and its affiliates had a 9.69% beneficial ownership interest in us. Canadian Imperial Bank of Commerce and its affiliates have acted as underwriter, lender or initial purchaser in several of our financial transactions in connection with the development and construction of our systems. Several members of our board of directors are employees of an affiliate of Canadian Imperial Bank of Commerce.

   As of March 3, 2000, Pacific Capital Group and Canadian Imperial Bank of Commerce collectively beneficially owned 21.67% of the outstanding shares of our common stock. Accordingly, Pacific Capital Group and Canadian Imperial Bank of Commerce may be able to influence materially the outcome of matters submitted to a vote of our shareholders, including the election of directors.

Officers and directors own a substantial portion of us and may have conflicts of interest.

   Our executive officers and directors have substantial equity interests in us. As of March 3, 2000, all our directors and executive officers as a group collectively beneficially owned 24.72% of our outstanding common stock, including shares beneficially owned by Pacific Capital Group and certain shares beneficially owned by Canadian Imperial Bank of Commerce. Some of these individuals have also received amounts from us due to advisory services fees paid to Pacific Capital Group and its affiliates.

   Some of our directors and executive officers also serve as officers and directors of other companies. Additionally, some of our officers and directors are active investors in the telecommunications industry. Service as one of our directors or officers and as a director or officer of another company could create conflicts of interest when the director or officer is faced with decisions that could have different implications for us and the other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are our directors or officers and directors and officers of another company. The pursuit of these other business interests could distract these officers from pursuing opportunities on our behalf. These conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.

We cannot predict our future tax liabilities.

   We believe that a significant portion of the income derived from our undersea systems will not be subject to tax by any of (1) Bermuda, which currently does not have a corporate income tax, or (2) some other countries in which we conduct activities or in which our customers are located. However, we base this belief upon:

  .  the anticipated nature and conduct of our business, which may change;
     and

  . our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect.

   We cannot predict the amount of tax to which we may become subject and cannot be certain that any of these factors would not have a material adverse effect on our business, financial condition and results of operations.

Our shareholders may be subject to Foreign Personal Holding Company, Passive Foreign Investment Company, Controlled Foreign Corporation and Personal Holding Company rules.

   We believe that neither we nor any of our non-United States subsidiaries are a foreign personal holding company and do not expect that either we or any of our affiliates will become a foreign personal holding company. However, we cannot assure you in this regard. If one of our shareholders is a United States person and we or one of our non-United States subsidiaries are classified as a foreign personal holding company, then that shareholder would be required to pay tax on its pro rata share of our or our relevant non-United States subsidiary's undistributed foreign personal holding income. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to United States persons under these rules, to the extent this management of our affairs would be consistent with our business goals, although we cannot assure you in this regard.

   We believe that we are not a passive foreign investment company and do not expect to become a passive foreign investment company in the future. However, we cannot assure you in this regard. In addition, our expectations are based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. If we were a passive foreign investment company, then any of our shareholders that is a United States person could be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge upon some distributions by us or when that shareholder sold our capital stock at a gain.

   Furthermore, additional tax considerations would apply if we or any of our affiliates were a controlled foreign corporation or a personal holding company.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   We have included or incorporated by reference in this prospectus forward-looking statements that state our own or our management's intentions, beliefs, expectations or predictions for the future. Forward-looking statements are subject to a number of risks, assumptions and uncertainties which could cause our actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include:

  . the ability to complete systems within the currently estimated time frames and budgets;

  . the ability to compete effectively in a rapidly evolving and price competitive marketplace;

  . changes in the nature of telecommunications regulation in the United States and other countries;

  .  changes in business strategy;

  .  the successful integration of newly acquired businesses;

  .  the impact of technological change; and

  .  other risks referenced from time to time in our filings with the SEC.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.

                                DIVIDEND POLICY

   We do not anticipate paying dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indenture which we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

   The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under an indenture between us and United States Trust Company of New York, as trustee. The indenture may be supplemented by one or more supplemental indentures. We refer to the indenture, together with any supplemental indenture, as the "indenture" throughout the remainder of this prospectus.

   The indenture does not limit the amount of debt securities that we may issue. The indenture provides that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

   We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

  .  the title of the debt securities;

  .  any limit upon the aggregate principal amount of the debt securities;

  . if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

  . the date or dates when payments on the principal must be made or the method of determining that date or dates;

  . interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

  . the right, if any, to extend the interest payment periods and the duration of the extensions;

  .  the places where payments may be made and the manner of payments;

  .  any mandatory or optional redemption provisions;

  .  subordination provisions;

  .  the denominations in which debt securities will be issued;

  . the terms applicable to any debt securities issued at a discount from their stated principal amount;

  . the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

  . if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

  . whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

  . whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

  . the certificates or forms required for the issuance of debt securities in definitive form;

  . the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

  . any deletions of, or changes or additions to, the events of default or covenants;

  . conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

  .  any other specific terms of the debt securities.

   If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

   Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Registrar and Paying Agent

   The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

   United States Trust Company of New York is our designated security registrar and paying agent for the debt securities.

Global Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

   Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  .  the conversion or exchange price;

  .  the conversion or exchange period;

  . provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

  .  events requiring adjustment to the conversion or exchange price;

  . provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

  .  any anti-dilution provisions, if applicable.

Registered Global Securities

   Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  .  by the depositary for that registered global security to its nominee;

  . by a nominee of the depositary to the depositary or another nominee of the depositary; or

  . by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

   The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

   We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

  . ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as "participants", or persons that may hold interests through participants;

  . upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  . any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  . ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

   The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

   So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

  . will not be entitled to have the debt securities represented by a registered global security registered in their names;

  . will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

  . will not be considered the owners or holders of the debt securities under the indenture.

   Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

   We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

   We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name". We also expect that any of these payments will be the responsibility of the participants.

   If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event,we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

   We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities". We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Events of Default

   Unless otherwise provided for in the prospectus supplement, the term "event of default", when used in the indenture means any of the following:

  . failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

  . failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  .  failure to make sinking fund payments, if any, when due;

  . failure to perform other covenants for 60 days after notice that performance was required;

  .  events in bankruptcy, insolvency or reorganization of our company; or

  . any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

   If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

   Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

   If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

   If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

   The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

  . the holder has previously given to the trustee written notice of default and continuance of that default;

  . the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

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

  . the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

  .  the trustee has not instituted the action within 60 days of the request;
     and

  . the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

   We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

   We can discharge or defease our obligations under the indenture as stated below or as provided in the prospectus supplement.

   Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

   Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as "defeasance". We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as "covenant defeasance". We may effect defeasance and covenant defeasance only if, among other things:

  . we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

  . we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

  . in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

   Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

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Modification of the Indenture

   Except as provided in the prospectus supplement, the indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

  .  secure any debt securities;

  . evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

  .  add covenants for the protection of the holders of debt securities;

  .  cure any ambiguity or correct any inconsistency in the indenture;

  .  establish the forms or terms of debt securities of any series; and

  . evidence and provide for the acceptance of appointment by a successor trustee.

   The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

  .  extend the final maturity of any debt security;

  .  reduce the principal amount or premium, if any;

  .  reduce the rate or extend the time of payment of interest;

  .  reduce any amount payable on redemption;

  . change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

  . reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

  . impair the right to institute suit for the enforcement of any payment on any debt security when due; or

  . reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

   The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee of that series in New York, New York.

   If the trustee becomes a creditor of our company, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

   The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

  .  would not conflict with any rule of law or with the indenture;

  . would not be unduly prejudicial to the rights of another holder of the debt securities; and

  .  would not involve any trustee in personal liability.

   The indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Shareholders, Officers or Directors

   The indenture provides that no incorporator and no past, present or future shareholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

   The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

   We have authorized 20,000,000 shares of preferred stock, par value $0.01 per share. At March 20, 2000, we had (1) 10,000,000 shares of our 6 3/8% cumulative convertible preferred stock issued and outstanding, (2) 2,600,000 shares of our 7% cumulative convertible preferred stock issued and outstanding and (3) 400,000 shares of our 6 3/8% cumulative convertible preferred stock, series B, issued and outstanding.

   Our board of directors is authorized to:

  .authorize the issuance of shares of preferred stock in one or more series;

  .  establish the number of shares in each series; and

  . fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions of each series.

   Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

  .  the designation of the title of the series;

  .  dividend rates;

  .  redemption provisions, if any;

  . special or relative rights in the event of liquidation, dissolution, distribution or winding up of Global Crossing;

  .  sinking fund provisions, if any;

  . whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

  .  voting rights; and

  . any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our bye-laws.

   The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

   Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

   Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

  .  the dividend rates;

  .  whether the rates will be fixed or variable or both;

  .  the dates of distribution of the cash dividends; and

  . whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

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

Conversion and exchange

   The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

   We will specify in the prospectus supplement relating to each new series of preferred stock:

  . whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

  . whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

  .  the redemption prices.

Liquidation preference

   Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

  . distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

  .  any accrued and unpaid dividends.

   These payments will be made to holders of preferred stock out of our assets available for distribution to shareholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

   After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting rights

   The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer agent and registrar

   We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

                          DESCRIPTION OF COMMON STOCK

   The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Bermuda law and of our constituent documents and of the constituent documents of our subsidiaries. We have filed our memorandum of association and bye-laws as exhibits to the registration statement of which this prospectus is a part.

General

   Under our memorandum of association, our authorized share capital is $30,200,000, divided into:

  .  3,000,000,000 shares of common stock, par value $0.01 per share; and

  .  20,000,000 shares of preferred stock, par value $0.01 per share.

Voting and transfer restrictions

   Voting restriction. Each share of our common stock has one vote, except that if any shareholder owns, directly, indirectly or constructively under Section 958 of the Internal Revenue Code or beneficially directly or indirectly as a result of the possession of sole or shared voting power within the meaning of
Section 13(d) of the Exchange Act and the rules and regulations promulgated under that act, more than 9.5%, or, in the case of Canadian Imperial Bank of Commerce and its affiliates, collectively, more than 20%, of the votes cast in connection with any matter which our shareholders are voting on, the number of votes of that shareholder will be limited to 9.5%, or, in the case of the Canadian Imperial Bank of Commerce and its affiliates, collectively, to 20% of those votes cast, based on a formula contained in our bye-laws. The additional votes that could be cast by that shareholder but for the restrictions on the voting rights will be allocated to the other shareholders pro rata, based on their number of shares of common stock. Shareholders that have been allocated additional votes may not exceed the voting limitations as a result of that allocation.

   Transfer restriction. Our bye-laws also provide that any transfer of shares of common stock or any interest in those shares that results in a shareholder, other than Pacific Capital Group, GKW Unified Holdings, Canadian Imperial Bank of Commerce, Continental Casualty Company or MRCo or their affiliates or some of their lenders, beneficially owning within the meaning of Section 13(d) of the Exchange Act, directly or indirectly, 5% of the outstanding shares of our common stock, if that shareholder is a natural person, or otherwise 9.5% of the outstanding shares of our common stock, without the approval of a majority of the members of the board of directors and of shareholders holding at least a majority of the total votes cast at the shareholder meeting called to approve that transfer will not be registered in the share register and will be void and of no effect.

   Amendments to the voting reallocation and transfer restriction provisions of our bye-laws require the approval of our board of directors and shareholders holding at least 75% of the votes of all outstanding shares of common stock. In the event of any amendment to these bye-laws, under some circumstances, we have the obligation to indemnify and hold harmless any shareholder who, as a result of that amendment, becomes subject to treatment as a U.S. shareholder for purposes of Section 951 and subsequent sections of the Internal Revenue Code from and against all losses, costs, damages, liabilities and expenses directly or indirectly arising out of that treatment.

   These voting and transfer restrictions could make it difficult for any person or group of persons acting in concert, other than some existing owners, to acquire control of Global Crossing.

Distributions

   Holders of common stock are treated equally with respect to all distributions to our shareholders.

Global Crossing registration rights agreement

   Pacific Capital Group, GKW Unified Holdings, affiliates of Canadian Imperial Bank of Commerce, Continental Casualty Company, MRCo, ourselves and some other shareholders of ours, including some of our officers and directors and their affiliates, have entered into a registration rights agreement filed as an exhibit to our registration statements.

   Under the registration rights agreement, our shareholders who are parties to that agreement and a number of their transferees have demand and piggyback registration rights and will receive indemnification and, in some circumstances, reimbursement for expenses from us in connection with an applicable registration.

Transfer Agent, Registrar and Dividend Disbursing Agent

   The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock will be EquiServe.

                            DESCRIPTION OF WARRANTS

   We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock.

   Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt warrants

   The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

  .  the title and aggregate number of the debt warrants;

  .  any offering price of the debt warrants;

  . the number of debt warrants and debt securities that will be separately transferable;

  . any date on and after which the debt warrants and debt securities will be separately transferable;

  . the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

  . the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time and the final date on which the debt warrants may be exercised;

  . the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

  .  the terms of any right to redeem or call the debt warrants;

  .  any book-entry procedure information;

  . any currency or currency units in which the offering price and the exercise price are payable; and

  . any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity warrants

   The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

  .  the title and aggregate number of the equity warrants;

  .  any offering price of the equity warrants;

  . the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

  . if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

  . if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferrable;

  . the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

  . the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

  . if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

  . any currency or currency units in which the offering price and the exercise price are payable;

  .  any applicable anti-dilution provisions of the equity warrants;

  .  any applicable redemption or call provisions; and

  . any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

                        CERTAIN INCOME TAX CONSEQUENCES

Taxation of Global Crossing

   We believe that a significant portion of the income derived from our subsea systems will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which we or our affiliates conduct activities or in which our customers are located, including the United States. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. We cannot assure you that these factors will not have a material adverse effect on us.

 Bermuda Tax Considerations

   Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, then the imposition of that tax will not be applicable to us or to any of our operations, neither will that tax, or any tax in the nature of estate duty or inheritance tax, become applicable to our stock, until March 28, 2016. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on any company, including ourselves, owning real property or leasehold interests in Bermuda.

 United States Federal Income Tax Considerations

   We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, and to United States branch profits tax, on our income, if any, that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so as to reduce the amount of our effectively connected income. However, we cannot assure you that the Internal Revenue Service will agree with the positions we take in this regard. Moreover, our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by our United States subsidiaries to us or to our non-United States subsidiaries generally will be subject to United States withholding tax.

Taxation of Holders

 Bermuda Tax Considerations

   Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the shares of common stock, shares of preferred stock, equity warrants, debt warrants or debt securities, or on any payments thereunder. See "Taxation of Global Crossing-- Bermuda Tax Considerations" above for a description of the undertaking on taxes obtained by us from the Minister of Finance of Bermuda.

 United States Federal Income Tax Considerations

   The following is a summary of certain United States federal income tax consequences, as of the date of this document, of the ownership of shares of common stock, shares of preferred stock, equity warrants or debt securities by beneficial owners that purchase the shares, equity warrants or debt securities in connection with their initial issuance, that hold the shares, equity warrants or debt securities as capital assets and that are "United States persons" under the Internal Revenue Code. Under the Internal Revenue Code, you are a "United States person" if you are:

   .  a citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is subject to United States federal income taxation regardless of its source;

  . a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons; or

  . a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

   This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  .  a dealer in securities or currencies;

  . a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

  .  a financial institution;

  .  an insurance company;

  .  a tax-exempt organization;

  .  a person liable for alternative minimum tax;

  . a person holding shares of common stock, shares of preferred stock, equity warrants or debt securities as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

  . a person owning, actually or constructively, 10% or more of our voting stock or 10% or more of the voting stock of any of our non-United States subsidiaries; or

  . a United States person whose "functional currency" is not the United States dollar.

   We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary. The discussion below assumes that all debt securities issued hereunder will be classified as debt for United States federal income tax purposes, and holders should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below.

   If a partnership holds our shares of common stock, shares of preferred stock, equity warrants or debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares of common stock, shares of preferred stock, equity warrants or debt securities, you should consult your tax advisor.

   You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of the shares of common stock, shares of preferred stock, equity warrants or debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

                           Common and Preferred Stock

Taxation of Dividends

   Subject to the passive foreign investment company rules discussed below, the gross amount of distributions you receive on your shares of common stock or shares of preferred stock, will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits, calculated according to United States federal income tax principles. Such income will be includible in your gross income as ordinary income on the day you receive it. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from us.

   Although we expect to have earnings and profits with respect to 2000, the existence of current or accumulated earnings and profits in subsequent years will depend on future levels of profits and losses which we cannot accurately predict at this time. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the shares of common stock or shares of preferred stock, thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

   If, for United States federal income tax purposes, we are classified as a "United States-owned foreign corporation", distributions made to you with respect to your shares of common stock or shares of preferred stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign source "passive income" or, in the case of some holders, foreign source "financial services income" and (2) United States source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of our stock is owned, directly or indirectly, by United States persons.

Preferred Stock Redemption Premium

   Under Section 305(c) of the Internal Revenue Code and the applicable regulations thereunder, if in certain circumstances the redemption price of the preferred stock exceeds its issue price by more than a de minimis amount, the difference--which we refer to as "redemption premium"--will be taxable as a constructive distribution to you over time of additional preferred stock. These constructive distributions would be treated first as a dividend to the extent of our current and accumulated earnings and profits and otherwise would be subject to the treatment described above for dividends. If the preferred stock provides for optional rights of redemption by us at prices in excess of the issue price, you could be required to recognize such excess if, based on all of the facts and circumstances, the optional redemptions are more likely than not to occur. Applicable regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if (1) you are not related to us within the meaning of the regulations; (2) there are no plans, arrangements, or agreements that effectively require or are intended to compel us to redeem the stock and (3) exercise of the right to redeem would not reduce the yield of the stock, as determined under the regulations. Regardless of whether the optional redemptions are more likely than not to occur, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount or is in the nature of a penalty for premature redemption. You should also consult the applicable prospectus supplement for information regarding any additional consequences under Section 305(c) in light of the particular terms of an issuance of preferred stock.

Disposition of the Shares of Common Stock or Shares of Preferred Stock

   Subject to the passive foreign investment company rules discussed below, when you sell or otherwise dispose of your shares of common stock or shares of preferred stock, you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in them. In general, your adjusted tax basis in the shares of common stock will be your cost of obtaining the shares reduced by any previous distributions that are not characterized as dividends. In general, your adjusted tax basis in the shares of preferred stock will be your cost of obtaining the shares of preferred stock increased by any redemption premium previously included in income by you and reduced by any previous distributions that are not characterized as dividends. For foreign tax credit limitation purposes, such gain or loss will generally be treated as United States source. If you are an individual, and the shares of common stock or shares of preferred stock being sold or otherwise disposed of are capital assets that you have held for more than one year, your gain recognized will be taxed at a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

   A redemption of the shares of common stock or the shares of preferred stock by us would be treated, under Section 302 of the Internal Revenue Code, as a sale giving rise to capital gain or loss, or as described below as a dividend. If a redemption of shares for cash is treated as a dividend with respect to you under Section 302 of the Internal Revenue Code, you (1) will not recognize any loss on the exchange and (2) will recognize dividend income, rather than capital gain, equal to the amount of cash received, without regard to your basis in the shares of the common stock or the shares of preferred stock surrendered in the exchange, to the extent of your proportionate share of our current or accumulated earnings and profits. Under Section 302 of the Internal Revenue Code, the redemption will not be treated as a dividend provided that, after giving effect to the constructive ownership rules of Section 318 of the Internal Revenue Code, the redemption (1) represents a "complete termination" of your stock interest in us, (2) is "substantially disproportionate" with respect to you or (3) is "not essentially equivalent to a dividend" with respect to you, all within the meaning of Section 302(b) of the Internal Revenue Code. A redemption will be "not essentially equivalent to a dividend" as to you if it results in a "meaningful reduction" in your interest in us, after application of the constructive ownership rules of Section 318 of the Internal Revenue Code. In general, there are no fixed rules for determining whether a "meaningful reduction" has occurred. You should consult your tax advisor as to your ability in light of your own particular circumstances to satisfy any of the foregoing tests.

Conversion of Convertible Preferred Stock into Common Stock

   Generally, no gain or loss will be recognized upon conversion of shares of convertible preferred stock into shares of common stock, except with respect to any cash paid in lieu of fractional shares of common stock. The tax basis of shares of common stock received upon conversion of shares of preferred stock generally will be equal to the tax basis of the shares of preferred stock so converted and the holding period of the shares of common stock generally will include the holding period of the shares of preferred stock so converted.

   Adjustments to the conversion ratio of the preferred stock pursuant to anti-dilution provisions, if any, may result in a taxable deemed distribution to you pursuant to Section 305 of the Code if (1) as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and
(2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment to the conversion ratio of the preferred stock would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions to other common stock holders. Thus, under certain circumstances, an adjustment might give rise to a taxable dividend to you even though you did not receive any cash. You should consult the applicable prospectus supplement for information regarding adjustments, if any, to the conversion ratio of shares of convertible preferred stock and regarding the terms of any preferred stock that is convertible or exchangeable for securities other than our common stock.

Passive Foreign Investment Company

   We do not believe that we are a passive foreign investment company for United States federal income tax purposes and do not expect to become one in the future, although we can provide no assurance in this regard. This conclusion is based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. A company is considered a passive foreign investment company for any taxable year if either:

  .  at least 75% of its gross income is passive income; or

  . at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

   The 50% of value test is based on the average of the value of our assets for each quarter during the taxable year. If we own at least 25% by value of another company's stock, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of that company. The determination of whether we are a passive foreign investment company is made annually. Accordingly, it is possible that we may become a passive foreign investment company in the current or any future taxable year due to changes in our asset or income composition.

   If we are a passive foreign investment company for any taxable year during which you hold shares of common stock, shares of preferred stock or equity warrants, unless you make a "QEF election" or a "mark to market election" as described below, you will be subject to special tax rules with respect to any "excess distribution" that you receive and any gain you realize from a sale or other disposition, including a pledge, of those shares or equity warrants. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the shares will be treated as excess distributions. Under these special tax rules

  . the excess distribution or gain will be allocated ratably over your holding period for the shares;

  . the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, will be treated as ordinary income; and

  . the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

   If you hold shares of common stock or shares of preferred stock in any year in which we are a passive foreign investment company, you are required to file Internal Revenue Service Form 8621.

   The special passive foreign investment company tax rules described above will not apply to you if you elect to have us treated as a "qualified electing fund", which we will refer to as the "QEF election", and we provide certain information to you. If we are treated as a passive foreign investment company, we intend to notify you and to provide to you such information as may be required for you to make the QEF election effective.

   If you make a QEF election, you will be taxable currently on your pro rata share of our ordinary earnings and net capital gain, at ordinary income and capital gain rates, respectively, for each taxable year during which we are treated as a passive foreign investment company, regardless of whether or not you receive distributions, so that you may recognize taxable income without the corresponding receipt of cash from us with which to pay your resulting tax obligation. Your basis in the shares of common stock or shares of preferred stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares and will not be taxed again as a distribution to you. Under current law, the QEF election is not available to holders of warrants.

   Alternatively, if you own shares of common stock or shares of preferred stock and such stock is treated as "marketable stock", you may make a mark to market election. If you make such an election, you will not be subject to the passive foreign investment company rules described above. Instead, in general, you will include in income each year as ordinary income the excess, if any, of the fair market value of your marketable stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark to market election. Your basis in the marketable stock will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the marketable stock will be ordinary income or loss, except that that loss will be ordinary loss only to the extent of the previously included net mark to market gain. The mark to market election is only available with respect to stock that is regularly traded on certain United States exchanges and other exchanges as indicated in the appropriate Treasury Regulations. You should consult the applicable prospectus supplement for information regarding the exchange, if any, upon which a particular issuance of common stock or preferred stock will be listed. Under current law, it is unclear whether the warrants will be treated as marketable stock.

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

   You should consult your own tax advisors concerning the United States federal income tax consequences of holding shares of common stock, or shares of preferred stock or equity warrants if we are considered a passive foreign investment company in any taxable year, including the advisability and availability of making any of the foregoing elections.

Foreign Personal Holding Company

   If we or one of our non-United States subsidiaries were classified as a foreign personal holding company, you would be required, regardless of your percentage ownership, to include in income, as a dividend, your pro rata share of our or our relevant non-United States subsidiary's undistributed foreign personal holding company income--generally, taxable income with certain adjustments--if you held shares of common stock or shares of preferred stock on the last day of our taxable year or, if earlier, the last day on which we satisfied the shareholder test described below. In addition, if we were classified as a foreign personal holding company, and you acquired your shares of common stock or shares of preferred stock from a decedent, you would not receive a "stepped-up" basis in that stock. Instead, you would have a tax basis equal to the lower of the fair market value of those shares or the decedent's basis in them.

   A foreign corporation will be classified as a foreign personal holding company if:

     (1) at any time during the corporation's taxable year, five or fewer individuals, who are United States citizens or residents, directly or indirectly own more than 50% of the corporation's stock, by either voting power or value; we will refer to this test as the "shareholder test"; and

     (2) the corporation receives at least 60% of its gross income, 50% after the initial year of qualification, in each case as adjusted, for the taxable year from certain passive sources; we will refer to this test as the "income test".

   It is possible that we and our non-United States subsidiaries could meet the shareholder test in a given taxable year. It is also possible that we or one of our non-United States subsidiaries would meet the income test in a given year and would be treated as a foreign personal holding company. We intend to manage our affairs so as to attempt to avoid or minimize having income imputed to you under these rules, to the extent such management of our affairs is consistent with our business goals, although there can be no assurance in this regard.

Personal Holding Company

   A corporation classified as a personal holding company is subject to a 39.6% tax on its undistributed personal holding company income. Foreign corporations determine their liability for personal holding company tax by considering only
(1) gross income derived from United States sources and (2) gross income that is effectively connected with a United States trade or business. A corporation will be classified as a personal holding company if (1) at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock (by value) directly or indirectly and (2) the corporation receives at least 60% of its gross income, as adjusted, from certain passive sources. However, if a corporation is a foreign personal holding company or a passive foreign investment company, it cannot be a personal holding company. It is possible that we and our subsidiaries could meet the personal holding company shareholder test in a given taxable year. It is also possible that we or one of our subsidiaries would meet the income test in a given year and would be treated as a personal holding company. We intend to manage our affairs so as to attempt to avoid or minimize the imposition of the personal holding company tax, to the extent such management of our affairs is consistent with our business goals, although there can be no assurance in this regard.

Controlled Foreign Corporations

   For the purposes of this paragraph, we will refer to United States persons that own--or are deemed for United States federal income tax purposes to own, pursuant to complex attribution and constructive ownership rules--10% or more of our voting stock or the voting stock of any of our non-United States subsidiaries as

"10% Shareholders". If 10% Shareholders own, in the aggregate, more than 50%, measured by voting power or value, of our shares or the shares of any of our non-United States subsidiaries, directly, indirectly, or by attribution, we or any such non-United States subsidiary would be a controlled foreign corporation. If characterized as controlled foreign corporations, then a portion of our undistributed income may be includible in the taxable income of our 10% Shareholders, and all or a portion of the gain recognized by such 10% Shareholders on the disposition of their shares, which could otherwise qualify for capital gains treatment, may be converted into ordinary dividend income. It is possible that we and our non-United States corporate subsidiaries may be controlled foreign corporations or may become controlled foreign corporations in the future. However, as discussed above, controlled foreign corporation status generally only has potentially adverse consequences to 10% Shareholders.

Information Reporting and Backup Withholding

   In general, unless you are an exempt recipient such as a corporation, information reporting will apply to dividends in respect of the shares of common stock or shares of preferred stock or the proceeds received on the sale, exchange, or redemption of those shares of common stock, shares of preferred stock or equity warrants paid to you within the United States and, in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at the rate of 31%. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the United States Internal Revenue Service.

                                Debt Securities

Payment of Interest

   Except as provided below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

   If you own debt securities issued with original issue discount, which we refer to as "OID", you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute qualified stated interest, as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

   A debt security with an issue price that is less than its "stated redemption price at maturity" (the sum of all payments to be made on the debt security other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

  .  it is payable at least once per year;

  .  it is payable over the entire term of the debt security; and

  . it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

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

   We will give you notice in the applicable prospectus supplement when we determine that a particular debt security will bear interest that is not qualified stated interest.

   If you own a debt security issued with de minimis OID, i.e., discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time payments, other than qualified stated interest, on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

   Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

   If you own original issue discount debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an original issue discount debt security will generally be less in the early years and more in the later years.

   The amount of OID that you must include in income if you are the initial United States holder of an original issue discount debt security is the sum of the "daily portions" of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security; we will refer to this amount as "accrued OID". The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

  . the debt security's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

  . the aggregate of all qualified stated interest allocable to the accrual period.

   OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

   Floating rate debt securities are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the

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

debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if:

  . the interest on a floating rate debt security is based on more than one interest index;

   .  the principal amount of the debt security is indexed in any manner; or

   . if the debt securities otherwise qualify as "contingent payment debt instruments".

   This discussion does not address the tax rules applicable to any of these types of debt securities. If you are considering the purchase of floating rate original issue discount debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

   You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the Internal Revenue Service. You should consult with your own tax advisors about this election.

Short-Term Debt Securities

   In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individual and certain other cash method United States holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so but may be required to include stated interest in income as the income is received. United States holders that report income for United States federal income tax purposes on the accrual method and certain other United States holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount

   If you purchase a debt security, other than an original issue discount debt security, for an amount that is less than its stated redemption price at maturity, or, in the case of an original issue discount debt security, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security.

   Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect

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

to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service.

Acquisition Premium, Amortizable Bond Premium

   If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

   If you purchase a debt security, including an original issue discount debt security, for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a "premium" and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (a) you will exercise or not exercise options in a manner that maximizes your yield, and (b) we will exercise or not exercise options in a manner that minimizes your yield, except that we will be assumed to exercise call options in a manner that maximizes your yield. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service.

Sale, Exchange and Retirement of Debt Securities

   Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition, less an amount equal to any accrued qualified stated interest previously includible in income, which will be taxable as such, and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities, with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain foreign currency debt securities, which we discuss under "--Foreign Currency Debt Securities" on page 52, with respect to market discount, or with respect to gain, and to some extent loss, on contingent payment debt instruments, which generally are not described herein, that gain or loss will be United States source capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Extendible Debt Securities, Reset Debt Securities and Renewable Debt Securities

   If we specify in an applicable prospectus supplement relating to a debt security, we or you may have the option to extend the maturity of a debt security. In addition, we may have the option to reset the interest rate, the Spread or the Spread Multiplier. If such an option is exercised, your tax treatment may depend, in part, on the terms, which we refer to as the "revised terms", established for those debt securities by us as a result of the exercise of that option. You may be treated for United States federal income tax purposes as having exchanged those debt securities, which we will refer to as the "old debt securities", for new debt securities with the revised terms, which we will refer to as the "new debt securities". If the exercise of the option by us is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of the exercise. If the exercise of the option is treated as an exchange of old debt securities for new debt securities, you would generally realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities. You will recognize this gain unless the exchange is treated as a tax-free recapitalization for United States federal income tax purposes.

   The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we have an option or combination of options to extend the term of the debt securities, we will be presumed to exercise such option or options in the manner that minimizes the yield on the debt securities. Conversely, if you have a put option, an option to extend the term of the debt securities or a combination of such options, you will be presumed to exercise such option or options in a manner that maximizes the yield on the debt securities. If the exercise of that option or options to extend the term of the debt securities actually occurs or the option to put does not occur contrary to the presumption made under applicable Treasury regulations--we will cal this a "change of circumstances"--then, solely for purposes of the accrual of OID, the debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on that date. You should carefully examine the applicable prospectus supplement and should consult your own tax advisors regarding the United States federal income tax consequences of holding and disposing of extendible debt securities, reset debt securities and renewable debt securities.

Foreign Currency Debt Securities

   The following is a summary of the principal United States federal income tax consequences to you if you own a debt security denominated in a specified currency other than the United States dollar, which we will refer to as a "foreign currency debt security".

 Interest Payments

   If you are a cash basis taxpayer, you are required to include in income the United States dollar value of interest payments you receive, based on the exchange rate in effect on the date of receipt, regardless of whether you convert such interest payments into United States dollars. You will not recognize exchange gain or loss upon the receipt of such payment.

   If you are an accrual basis taxpayer, you may determine the amount of income you recognize with respect to such interest payment in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the United States dollar value of the interest that has accrued during the year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period, or last day of the taxable year in the case of an accrual period that straddles your taxable year, or on the date you receive the interest payment if such date is within five days of the end of the accrual period. When you receive an interest payment, including a payment attributable to accrued but unpaid interest on the sale or other disposition of a debt security, on a debt security, you will recognize ordinary income or loss in an amount equal to the difference between the United States dollar value of such payment, determined by translating any foreign currency received at the "spot rate" for such foreign currency on the date received, and the United States dollar value of the interest income that you have previously included in income with respect to such payment.

 Foreign Currency Original Issue Discount Debt Securities

   OID on a debt security that is also a foreign currency debt security will be determined for any accrual period in the applicable foreign currency and then translated into United States dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Additionally, you will recognize exchange gain or loss when the OID is paid, including a payment attributable to OID upon the sale or other disposition of a foreign currency debt security, to the extent of the difference between the United States dollar value of such payment, determined by translating any foreign currency received at the spot rate for such foreign currency on the date of payment, and the United States dollar value of the accrued OID, determined in the same manner as for accrued interest.

 Market Discount

   You will determine market discount on foreign currency debt securities includible in income by translating the market discount determined in the foreign currency into United States dollars at the spot rate on the date the foreign currency debt security is retired or you otherwise dispose of the debt security. If you have elected to accrue market discount currently, then the amount you accrue is determined in the foreign currency and then translated into United States dollars on the basis of the average exchange rate in effect during the accrual period. You will recognize exchange gain or loss with respect to market discount you accrue currently using the approach applicable to the accrual of interest income as described above.

 Amortizable Bond Premium

   You will compute bond premium on a foreign currency debt security in the applicable foreign currency. If you elect to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, you will realize exchange gain or loss, which is generally ordinary income or loss, based on the difference between spot rates at such time and at the time of acquisition of the foreign currency debt security. If you do not elect to amortize bond premium, you will translate the bond premium, computed in the applicable foreign currency, into United States dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

 Sale or Other Disposition of Foreign Currency Debt Security

   Your tax basis in a foreign currency debt security will be the United States dollar value of the foreign currency amount you paid for such foreign currency debt security determined at the time of your purchase. If you purchase a debt security with previously owned foreign currency, you will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in such foreign currency and the fair market value of the debt security in United States dollars on the date of purchase. Such gain or loss will be ordinary income or loss.

   For purposes of determining the amount of any gain or loss you will recognize on the sale, exchange, retirement or other disposition of a foreign currency debt security, the amount realized upon such sale, exchange, retirement or other disposition will be the United States dollar value of the amount realized in foreign currency, other than amounts attributable to accrued but unpaid interest not previously included in the holder's income, determined at the time of the sale, exchange, retirement or other disposition.

   You will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of sale, exchange, retirement or other disposition of a foreign currency debt security. Such gain or loss will be treated as ordinary income or loss. Your realization of such gain or loss will be limited to the amount of overall gain or loss realized on your sale of a foreign currency debt security. Under proposed Treasury Regulations issued on March 17, 1992, if a foreign currency debt security is denominated in one of certain hyperinflationary currencies, generally (1) you would realize exchange gain or loss with respect to movements in the exchange rate between the beginning and end of each taxable year, or such shorter period, that you held the debt security and (2) you would treat the exchange gain or loss as an addition or offset, respectively, to the accrued interest income on, and an adjustment to the holder's tax basis in, the foreign currency debt security.

 Exchange Gain or Loss With Respect to Foreign Currency

   Your tax basis in foreign currency received as interest on, or OID with respect to, or received on the sale, exchange, retirement or other disposition of, a foreign currency debt security will be the United States dollar value thereof at the spot rate at the time you receive such foreign currency. Gain or loss you recognize on a sale, exchange, retirement or other disposition of foreign currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the Internal Revenue Service.

Indexed Debt Securities

   If you purchase an indexed debt security, or a security that otherwise qualifies as a contingent payment debt instrument, your tax treatment will depend on factors including the specific index or indices used to determine indexed payments on the debt security and the amount and timing of any contingent payments of principal and interest. If you are considering purchasing indexed debt securities, you should carefully examine the applicable prospectus supplement and should consult your own tax advisor regarding the United States federal income tax consequences of holding and disposing of such debt securities.

Information Reporting and Backup Withholding

   In general, unless you are an exempt recipient such as a corporation, information reporting will apply to certain payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at a 31% rate. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

                                    Warrants

Equity Warrants

   You will generally not recognize any gain or loss upon the exercise of equity warrants except with respect to cash received in lieu of a fractional share of common or preferred stock. You will have an initial tax basis in the shares of common or preferred stock received on exercise of the equity warrants equal to the sum of your tax basis in the equity warrants and the aggregate cash exercise price paid in respect of such exercise. Your holding period in the shares of common or preferred stock received on exercise of the equity warrants will commence on the date after the equity warrants are exercised.

   If an equity warrant expires without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the equity warrant. Upon the sale or exchange of an equity warrant, you will generally recognize a capital gain or loss equal to the difference, if any between the amount realized on such sale or exchange and your tax basis in such equity warrant.

   Under Section 305 of the Code, you may be deemed to have received a constructive distribution from us, which may result in the inclusion of ordinary dividend income, in the event of certain adjustments, or the failure to make certain adjustments, to the number of shares of common or preferred stock to be issued upon exercise of an equity warrant.

Debt Warrants

   If a decision is made to issue debt warrants, we will discuss the relevant income tax consequences in the applicable prospectus supplement.

                              SELLING SHAREHOLDERS

   The selling shareholders may be our directors, executive officers, former directors, employees or holders of our common stock. The prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

  .  the names of the selling shareholders;

  . the nature of any position, office or other material relationship which each selling shareholder has had within the last three years with us or any of our predecessors or affiliates;

  . the number of shares held by each of the selling shareholders before the offering;

  . the percentage of the common stock held by each of the selling shareholders after the offering; and

  . the number of shares of our common stock offered by each of the selling shareholders.

                              PLAN OF DISTRIBUTION

   We may sell our debt securities, shares of preferred stock, shares of common stock and warrants in any of three ways:

  .  through underwriters;

  .  through agents; or

  . directly to a limited number of institutional purchasers or to a single purchaser.

   In addition, some of our shareholders may sell shares of our common stock under this prospectus in any of the ways we describe immediately above.

   The prospectus supplement for the securities we or any selling shareholders sell will describe that offering, including:

  .  the name or names of any underwriters;

  . the purchase price and the proceeds to us or the selling shareholders from that sale;

  . any underwriting discounts and other items constituting underwriters' compensation;

  . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  . whether the securities will trade on any securities exchanges or the Nasdaq National Market.

Underwriters

   If underwriters are used in the sale, we and any selling shareholders will execute an underwriting agreement with those underwriters relating to the securities that we and any selling shareholders will offer. Unless otherwise provided in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

   The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us and any selling shareholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   We and any selling shareholders also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our or any selling shareholders' agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

   We and any selling shareholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us or any selling shareholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we or any selling shareholders sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

   We and any selling shareholders may also sell any of the securities through agents designated by us or any selling shareholders from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us or any selling shareholders to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

   We and any selling shareholders may sell any of the securities directly to purchasers. In this case, neither we nor those selling shareholders will engage underwriters or agents in the offer and sale of these securities.

Indemnification

   We and any selling shareholders may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

                                 LEGAL MATTERS

   Certain Bermuda legal matters with respect to the securities will be passed upon for us by Appleby, Spurling & Kempe. As of January 14, 2000, lawyers of Appleby, Spurling & Kempe who have participated in the preparation of this document beneficially owned approximately 4,000 shares of our common stock.

                                    EXPERTS

   The consolidated financial statements of Global Crossing and its subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements incorporated by reference in this Registration Statement of which this prospectus is a part to the Annual Report on Form 10-K of Frontier Corporation for the year ended December 31, 1998 and audited historical financial statements included on pages 22-42 of Frontier Corporation's Form 8-K dated January 26, 1999, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The combined financial statements of Global Marine Systems incorporated by reference in this prospectus have been incorporated by reference in reliance upon the report of KPMG Audit Plc, chartered accountants, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing.

   The financial statements of Racal Telecom incorporated by reference in this registration statement of which this prospectus is a part have been audited by Deloitte & Touche, independent auditors, as stated in their report incorporated by reference in this registration statement of which this prospectus is a part.

   The consolidated financial statements incorporated by reference in this registration statement of which this prospectus is a part of HCL Holdings Limited and subsidiaries have been so incorporated in reliance on the reports of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

   We are organized under the laws of Bermuda. In addition, a number of our directors and officers reside outside of the United States and a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon those persons or to realize against them in courts of the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Furthermore, our Bermuda counsel, Appleby Spurling & Kempe, has advised us that there is doubt as to the enforcement in Bermuda, in original actions or in actions of enforcement of judgments of United States courts, of liabilities predicated upon United States federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to some conditions and exceptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 $8,000,000,000



                                Debt Securities
                                Preferred Stock
                                  Common Stock
                                    Warrants


                          [LOGO] Global Crossing Ltd.


                               ----------------

                                   PROSPECTUS

                                       , 2000

                               ----------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

Item 14. Other Expenses of Issuance and Distribution.

   The registrant estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

      SEC registration fee.......................................... $2,112,000
      Nasdaq National Market listing fee............................     53,000
      Bermuda Stock Exchange listing fee............................     40,000
      Printing and engraving expenses...............................  1,500,000
      Legal fees and expenses.......................................  1,000,000
      Accounting fees and expenses..................................    500,000
      Blue Sky fees and expenses....................................     15,000
      Transfer agent, registrar and trustee fees....................     45,000
      Miscellaneous.................................................     85,000
                                                                     ----------
        Total....................................................... $5,350,000

Item 15. Indemnification of Directors and Officers.

   The Bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

   The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

   The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

Item 16. Exhibits.

   The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 1.1     Form of Underwriting Agreement for [Common Stock] [Preferred Stock]
         (filed herewith).
 1.2     Form of Underwriting Agreement for [Convertible] [Senior]
         [Subordinated] Debt Securities (previously filed with this
         Registration Statement).
 2.1     Agreement and Plan of Merger, dated as of March 16, 1999 (the
         "Frontier Merger Agreement"), among the Registrant, Frontier
         Corporation and GCF Acquisition Corp. (incorporated by reference to
         Exhibit 2 to the Registrant's Current Report on Form 8-K filed on
         March 19, 1999 (the "March 19, 1999 8-K")).
 2.2     Consent and Amendment No. 1 to the Frontier Merger Agreement, dated as of May 16, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on May 18, 1999 (the
         "May 18, 1999 8-K")).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 2.3     Amendment No. 2 to the Frontier Merger Agreement, dated as of
         September 2, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on September 3, 1999
         (the "September 3, 1999 8-K")).
 2.4     Sale and Purchase Agreement, dated as of April 26, 1999, between Cable
         & Wireless plc and the Registrant (incorporated by reference to
         Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on
         July 16, 1999 (the "July 16, 1999 8-K")).
 2.5     Amendment to the Sale and Purchase Agreement, dated as of June 25,
         1999, between Cable & Wireless plc and the Registrant (incorporated by reference to Exhibit 2.2 to the July 16, 1999 8-K).
 2.6     Agreement and Plan of Merger, dated as of May 16, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed on May 21, 1999
         (the "May 21, 1999 8-K")).
 2.7     Letter Agreement, dated as of May 16, 1999, between the Registrant and
         U S West, Inc. (incorporated by reference to Exhibit 99 to the May 21,
         1999 8-K).
 2.8     Termination Agreement, dated as of July 18, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit
         10.1 to the Registrant's Current Report on Form 8-K filed on July 20,
         1999 (the "July 20, 1999 8-K")).
 2.9     Agreement and Plan of Merger, dated as of February 22, 2000, among the
         Registrant, Georgia Merger Sub Corporation, IPC Communications, Inc.,
         IPC Information Systems, Inc., Idaho Merger Sub Corporation and IXnet,
         Inc. (incorporated by reference to Exhibit 2.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 3.1     Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-
         1/A filed on July 2, 1998 (the "July 2, 1998 S-1/A")).
 3.2     Certificate of Incorporation of Change of Name of the Registrant dated
         April 30, 1998 (incorporated by reference to Exhibit 3.3 to the
         Registrant's Registration Statement on Form S-1/A filed on July 23,
         1998 (the "July 23, 1998 S-1/A")).
 3.3     Memorandum of Increase of Share Capital of the Registrant dated July
         9, 1998 (incorporated by reference to Exhibit 3.4 to the July 23, 1998
         S-1/A).
 3.4     Memorandum of Increase of Share Capital of the Registrant dated
         September 27, 1999 (incorporated by reference to Exhibit 3.1 to the
         Registrant's Quarterly Report on Form 10-Q filed on November 15, 1999
         (the "November 15, 1999 10-Q")).
 3.5     Bye-laws of the Registrant as in effect on October 14, 1999
         (incorporated by reference to Exhibit 3.2 to the November 15, 1999 10-
         Q).
 3.6     Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock of the Registrant dated November 5, 1999 (incorporated by reference to Exhibit 3.3 to the November 15, 1999 10-Q).
 3.7     Certificate of Designations of 7% Cumulative Convertible Preferred
         Stock of the Registrant, dated December 15, 1999 (incorporated by reference to Exhibit 3.9 to the Global Crossing Holdings Ltd.
         Registration Statement on Form S-4 filed on January 11, 2000 (File No.
         333-94449)).
 3.8     Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock, Series B, of the Registrant, dated January 12, 2000
         (incorporated by reference to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 4.1     Certificate of Designations of 10 1/2% Senior Exchangeable Preferred
         Stock Due 2008 of Global Crossing Holdings Ltd. dated December 1, 1998
         (incorporated by reference to Schedule A to Exhibit 3.2 to the Global
         Crossing Holdings Ltd. Registration Statement on Form S-4 filed on
         December 22, 1998.)
 4.2     Indenture, dated as of May 18, 1998, between Global Crossing Holdings
         Ltd. and United States Trust Company of New York, as Trustee
         (incorporated by reference to Exhibit 4.2 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on December 22,
         1998).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 4.3     Supplemental Indenture, dated as of June 25, 1999, between Global
         Crossing Holdings Ltd. and United States Trust Company of New York, to
         the Indenture dated as of May 18, 1998 (incorporated by reference to
         Exhibit 4.4 to the Registrant's Registration Statement on Form S-4
         filed on July 12, 1999).
 4.4     Credit Agreement, dated as of July 2, 1999, among the Registrant,
         Global Crossing Holdings Ltd., the Lenders party thereto and The Chase
         Manhattan Bank as Administrative Agent (incorporated by reference to
         Exhibit 10.7 to the Registrant's Registration Statement on Form S-4/A
         filed on August 5, 1999).
 4.5     Indenture, dated as of November 19, 1999, among Global Crossing Ltd.,
         Global Crossing Holdings Ltd. and United States Trust Company of New
         York (incorporated by reference to Exhibit 4.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11,
         2000 (File No. 333-94449)).
         Except as hereinabove provided, there is no instrument with respect to long-term debt of the Registrant and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of the Registrant. The Registrant agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.
 4.6     Form of Indenture between the Registrant and United States Trust
         Company of New York, as Trustee (previously filed with this
         Registration Statement).
 4.7     Form of Certificate of Designations, Powers, Preferences and Rights
         for Preferred Stock (previously filed with this Registration
         Statement).
 4.8     Form of Common Stock Certificate. (The Form of Common Stock
         Certificate included as Exhibit 4.1 to the Registrant's registration statement on Form S-1 filed on July 23, 1998 is hereby incorporated herein by reference.)
 4.9     Form of Preferred Stock Certificate (previously filed with this
         Registration Statement).
 4.10    Form of Debt Warrant Agreement (previously filed with this
         Registration Statement).
 4.11    Form of Equity Warrant Agreement (previously filed with this
         Registration Statement).
 4.12    Form of Debt Security (previously filed with this Registration
         Statement).
 5.1     Opinion of Appleby, Spurling & Kempe (previously filed with this
         Registration Statement).
 10.1    Project Development and Construction Contract, dated as of March 18,
         1997, among AT&T Submarine Systems, Inc. and Atlantic Crossing Ltd.
         (formerly Global Telesystems Ltd.) (incorporated by reference to
         Exhibit 10.2 to the July 23, 1998 S-1/A).
 10.2    Project Development and Construction Contract, dated as of April 21,
         1998, among Tyco Submarine Systems, Ltd. and Pacific Crossing Ltd.
         (incorporated by reference to Exhibit 10.3 to the July 23, 1998 S-
         1/A).
 10.3    Project Development and Construction Contract, dated as of June 2,
         1998, among Alcatel Submarine Networks and Mid-Atlantic Crossing Ltd.
         (incorporated by reference to Exhibit 10.4 to the July 23, 1998 S-
         1/A).
 10.4    Project Development and Construction Contract, dated as of July 21,
         1998, among Tyco Submarine Systems, Ltd. and Pan American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Registrant's
         Quarterly Report on Form 10-Q filed on November 16, 1998).
 10.5    Project Development and Construction Contract, dated as of July 30,
         1999, among Alcatel Submarine Networks and South American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11,
         2000 (File No. 333-94449) (portions have been omitted pursuant to a request for confidential treatment).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.6    Lease made as of October 1, 1999 between North Crescent Realty V, LLC and Global Crossing Development Company (incorporated by reference to
         Exhibit 10.1 to the November 15, 1999 10-Q).
 10.7    Form of Stockholders Agreement dated as of August 12, 1998 among the
         Registrant and the investors named therein (incorporated by reference to Exhibit 9.1 to the July 23, 1998 S-1/A).
 10.8    Form of Registration Rights Agreement dated as of August 12, 1998 among the Registrant and the investors named therein (incorporated by reference to Exhibit 4.4 to the July 23, 1998 S-1/A).
 10.9    Voting Agreement, dated as of March 16, 1999, among certain shareholders of the Registrant parties thereto, Frontier Corporation and, for certain purposes only, the Registrant (incorporated by reference to Exhibit 10.2 to the March 19, 1999 8-K).

 10.10   Second Reaffirmation of Voting Agreement and Share Transfer
         Restriction Agreement, dated as of September 2, 1999 (incorporated by reference to Annex S-B to the joint proxy statement/prospectus supplement included in the Registrant's Registration Statement on Form
         S-4 filed on September 8, 1999 (the "September 8, 1999 S-4").
 10.11 Share Transfer Restriction Agreement, dated as of September 2, 1999, among certain shareholders of Global Crossing Ltd., certain shareholders of Frontier Corporation and Global Crossing Ltd.
         (incorporated by reference to Annex S-C to the joint proxy statement/prospectus supplement included in the September 8, 1999 S-
         4).
 10.12 Tender Offer and Purchase Agreement, dated as of May 16, 1999, between the Registrant and U S WEST, Inc. (incorporated by reference to
         Exhibit (c)(2) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21,
         1999).
 10.13   Standstill Agreement dated as of May 16, 1999 between U S WEST, Inc.
         and the Registrant (incorporated by reference to Exhibit (c)(4) to U S
         WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.14 Voting Agreement dated as of May 16, 1999 between U S WEST, Inc. and the Registrant (incorporated by reference to Exhibit (c)(3) to U S
         WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.15   Tender and Voting Agreement dated as of May 16, 1999 among U S WEST,
         Inc., the Registrant and the shareholders party thereto (incorporated by reference to Exhibit (c)(5) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.16 Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(6) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.17 Transfer Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(8) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.18   Amendment No. 1 dated as of July 18, 1999 to Tender Offer and Purchase
         Agreement dated as of May 16 1999 between the Registrant and U S WEST,
         Inc. (incorporated by reference to Exhibit 10.2 to the July 20, 1999
         8-K).
 10.19   Agreement, dated as of July 18, 1999, between Qwest Communications
         International Inc. and the Registrant (incorporated by reference to Exhibit 10.3 to the July 20, 1999 8-K).
 10.20   Agreement, dated as of July 18, 1999, between Global Crossing Holdings
         Ltd. and Qwest Communications International Inc. (incorporated by reference to Exhibit 10.4 to the July 20, 1999 8-K).
 10.21   Registration Rights Agreement, dated as of November 5, 1999, among the
         Registrant and the initial purchasers of the Registrant's 6 3/8%
         Cumulative Convertible Preferred Stock named therein (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement on Form S-3 (File No. 333-94805) filed on January 18, 2000).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.22   1998 Global Crossing Ltd. Stock Incentive Plan, as amended and restated effective December 7, 1999 (incorporated by reference to
         Exhibit 10.21 to the Global Crossing Holdings Ltd. Registration
         Statement on Form S-4 filed on January 11, 2000 (File No. 333-94449)).
 10.23   Form of Non-Qualified Stock Option Agreement as in effect on September
         30, 1999 (incorporated by reference to Exhibit 10.2 to the November
         15, 1999 10-Q).
 10.24   Frontier Corporation Supplemental Retirement Savings Plan as amended and restated effective January 1, 1996 (incorporated by reference to
         Exhibit 10.13 to Frontier Corporation's Annual Report on Form 10-K
         filed March 28, 1997).
 10.25   Amendment No. 1, effective March 16, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.2 to Frontier Corporation's Quarterly Report on Form 10-Q
         filed August 3, 1999).
 10.26   Amendment No. 2, dated September 21, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.5 to the November 15, 1999 10-Q).
 10.27   Employment Agreement dated as of February 19, 1999 between the
         Registrant and Robert Annunziata (incorporated by reference to Exhibit
         10.8 to the Registrant's Quarterly Report on Form 10-Q filed on May
         10, 1999).
 10.28   Executive Contract dated January 1, 1998 between Joseph P. Clayton and
         Frontier Corporation (incorporated by reference to Exhibit 10.22 to
         Frontier Corporation's Annual Report on Form 10-K filed March 26,
         1998).
 10.29   Amendment dated May 1, 1999 to Executive Contract between Joseph P.
         Clayton and Frontier Corporation (incorporated by reference to Exhibit
         10.9 to the November 15, 1999 10-Q).
 10.30   Sale Agreement, dated October 10, 1999, among Controls and
         Communications Limited, The Racal Corporation, Racal Electronics plc
         and the Registrant (incorporated by reference to Exhibit 2.1 of the
         Registrant's Current Report on Form 8-K filed on October 21, 1999).
 10.31   Subscription and Sale and Purchase Agreement, dated November 15, 1999, among Hutchison Whampoa Limited, Hutchison Telecommunications Limited,
         the Registrant and HCL Holdings Limited (incorporated by reference to
         Exhibit 10.33 to the Global Crossing Holdings Ltd. Registration
         Statement on Form S-4 filed on January 11, 2000 (File No. 333-94449)).
 10.32   Registration Rights Agreement, dated as of December 15, 1999, among the Registrant and the initial purchasers of the Registrant's 7%
         Cumulative Convertible Preferred Stock named therein (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement
         on Form S-3 (File No. 333-94803) filed on January 18, 2000).
 10.33   Employment Agreement, dated as of December 5, 1999, between the
         Registrant and Leo J. Hindery, Jr. (incorporated by reference to
         Exhibit 10.32 to the Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 10.34   Form of Change in Control Agreement between the Registrant and
         Executive Officers of the Registrant approved by the Board of
         Directors in January 2000 (incorporated by reference to Exhibit 10.33 to the Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 10.35   Employment Agreement, dated as of December 3, 1999, between the
         Registrant and John A. Scarpati (incorporated by reference to Exhibit
         10.36 to Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 12.1    Statement of Computation of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 21.1    Subsidiaries of the Registrant (incorporated by reference to Exhibit
         21.1 to Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).

 Exhibit
 Number                        Exhibit Description
 -------                       -------------------
 23.1    Consent of Arthur Andersen (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of KPMG Audit Plc (filed herewith).
 23.4    Consent of Deloitte & Touche (filed herewith).
 23.5    Consent of PricewaterhouseCoopers (filed herewith).
 23.6    Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).
 24.1    Power of Attorney of the Registrant (previously filed with this
         Registration Statement).

Item 17. Undertakings.

   (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

   (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (3) The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 3, 2000.

                                          Global Crossing Ltd.

                                          By:         /s/ Dan J. Cohrs
                                             ----------------------------------
                                             Name: Dan J. Cohrs
                                             Title: Senior Vice President and
                                             Chief FinancialOfficer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                           Capacity                Date
                 ---------                           --------                ----


                    /*/                     Chairman of the Board and    April 3, 2000
___________________________________________  Director
               Gary Winnick

                    /*/                     Co-Chairman of the Board     April 3, 2000
___________________________________________  and Director
             Lodwrick M. Cook

                    /*/                     Vice Chairman of the Board   April 3, 2000
___________________________________________  and Director
              Thomas J. Casey

                    /*/                     Director; Vice Chairman of   April 3, 2000
___________________________________________  the Board, Asia Global
              Jack M. Scanlon                Crossing

                    /*/                     Chief Executive Officer      April 3, 2000
___________________________________________  and Director; Chairman
              Leo J. Hindery                 and Chief Executive
                                             Officer, GlobalCenter,
                                             Inc.

                    /*/                     President, Chief Operating   April 3, 2000
___________________________________________  Officer and Director
               David L. Lee

                 Signature                           Capacity                Date
                 ---------                           --------                ----


                    /*/                     Director, President,         April 3, 2000
___________________________________________  Global Crossing North
             Joseph P. Clayton               America

                    /*/                     Senior Vice President and    April 3, 2000
___________________________________________  Director
               Barry Porter
                    /*/                     Senior Vice President and    April 3, 2000
___________________________________________  Chief Financial Officer
               Dan J. Cohrs                  (principal financial
                                             officer and principal
                                             accounting officer)

___________________________________________ Director
               Abbott Brown

                    /*/                     Director                     April 3, 2000
___________________________________________
               Jay R. Bloom

                    /*/                     Director                     April 3, 2000
___________________________________________
          William E. Conway, Jr.

                    /*/                     Director                     April 3, 2000
___________________________________________
              Dean C. Kehler

                    /*/                     Director                     April 3, 2000
___________________________________________
            Geoffrey J.W. Kent

                    /*/                     Director                     April 3, 2000
___________________________________________
                Bruce Raben

                    /*/                     Director                     April 3, 2000
___________________________________________
             Michael R. Steed

                    /*/                     Director                     April 3, 2000
___________________________________________
             Robert Annunziata

                    /*/                     Director                     April 3, 2000
___________________________________________
             James F. McDonald

                    /*/                     Director                     April 3, 2000
___________________________________________
               Eric Hippeau

                    /*/                     Director                     April 3, 2000
___________________________________________
          Douglas H. McCorkindale
                                            Director
___________________________________________
                Canning Fok


* By Power-of-Attorney

             /s/ Dan J. Cohrs               Attorney-in-Fact             April 3, 2000
___________________________________________
               Dan J. Cohrs

                                 EXHIBIT INDEX


 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 1.1     Form of Underwriting Agreement for [Common Stock] [Preferred Stock]
         (filed herewith).
 1.2     Form of Underwriting Agreement for [Convertible] [Senior]
         [Subordinated] Debt Securities (previously filed with this
         Registration Statement).
 2.1     Agreement and Plan of Merger, dated as of March 16, 1999 (the
         "Frontier Merger Agreement"), among the Registrant, Frontier
         Corporation and GCF Acquisition Corp. (incorporated by reference to
         Exhibit 2 to the Registrant's Current Report on Form 8-K filed on
         March 19, 1999 (the "March 19, 1999 8-K")).
 2.2     Consent and Amendment No. 1 to the Frontier Merger Agreement, dated as of May 16, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on May 18, 1999 (the
         "May 18, 1999 8-K")).
 2.3     Amendment No. 2 to the Frontier Merger Agreement, dated as of
         September 2, 1999, among the Registrant, GCF Acquisition Corp. and
         Frontier Corporation (incorporated by reference to Exhibit 2 to the
         Registrant's Current Report on Form 8-K filed on September 3, 1999
         (the "September 3, 1999 8-K")).
 2.4     Sale and Purchase Agreement, dated as of April 26, 1999, between Cable
         & Wireless plc and the Registrant (incorporated by reference to
         Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed on
         July 16, 1999 (the "July 16, 1999 8-K")).
 2.5     Amendment to the Sale and Purchase Agreement, dated as of June 25,
         1999, between Cable & Wireless plc and the Registrant (incorporated by reference to Exhibit 2.2 to the July 16, 1999 8-K).
 2.6     Agreement and Plan of Merger, dated as of May 16, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K filed on May 21, 1999
         (the "May 21, 1999 8-K")).
 2.7     Letter Agreement, dated as of May 16, 1999, between the Registrant and
         U S West, Inc. (incorporated by reference to Exhibit 99 to the May 21,
         1999 8-K).
 2.8     Termination Agreement, dated as of July 18, 1999, between the
         Registrant and U S West, Inc. (incorporated by reference to Exhibit
         10.1 to the Registrant's Current Report on Form 8-K filed on July 20,
         1999 (the "July 20, 1999 8-K")).
 2.9     Agreement and Plan of Merger, dated as of February 22, 2000, among the
         Registrant, Georgia Merger Sub Corporation, IPC Communications, Inc.,
         IPC Information Systems, Inc., Idaho Merger Sub Corporation and IXnet,
         Inc. (incorporated by reference to Exhibit 2.10 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 3.1     Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-
         1/A filed on July 2, 1998 (the "July 2, 1998 S-1/A")).
 3.2     Certificate of Incorporation of Change of Name of the Registrant dated
         April 30, 1998 (incorporated by reference to Exhibit 3.3 to the
         Registrant's Registration Statement on Form S-1/A filed on July 23,
         1998 (the "July 23, 1998 S-1/A")).
 3.3     Memorandum of Increase of Share Capital of the Registrant dated July
         9, 1998 (incorporated by reference to Exhibit 3.4 to the July 23, 1998
         S-1/A).
 3.4     Memorandum of Increase of Share Capital of the Registrant dated
         September 27, 1999 (incorporated by reference to Exhibit 3.1 to the
         Registrant's Quarterly Report on Form 10-Q filed on November 15, 1999
         (the "November 15, 1999 10-Q")).
 3.5     Bye-laws of the Registrant as in effect on October 14, 1999
         (incorporated by reference to Exhibit 3.2 to the November 15, 1999 10-
         Q).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 3.6     Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock of the Registrant dated November 5, 1999 (incorporated by reference to Exhibit 3.3 to the November 15, 1999 10-Q).
 3.7     Certificate of Designations of 7% Cumulative Convertible Preferred
         Stock of the Registrant, dated December 15, 1999 (incorporated by reference to Exhibit 3.9 to the Global Crossing Holdings Ltd.
         Registration Statement on Form S-4 filed on January 11, 2000 (File No.
         333-94449)).
 3.8     Certificate of Designations of 6 3/8% Cumulative Convertible Preferred
         Stock, Series B, of the Registrant, dated January 12, 2000
         (incorporated by reference to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 4.1     Certificate of Designations of 10 1/2% Senior Exchangeable Preferred
         Stock Due 2008 of Global Crossing Holdings Ltd. dated December 1, 1998
         (incorporated by reference to Schedule A to Exhibit 3.2 to the Global
         Crossing Holdings Ltd. Registration Statement on Form S-4 filed on
         December 22, 1998.)
 4.2     Indenture, dated as of May 18, 1998, between Global Crossing Holdings
         Ltd. and United States Trust Company of New York, as Trustee
         (incorporated by reference to Exhibit 4.2 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on December 22,
         1998).
 4.3     Supplemental Indenture, dated as of June 25, 1999, between Global
         Crossing Holdings Ltd. and United States Trust Company of New York, to
         the Indenture dated as of May 18, 1998 (incorporated by reference to
         Exhibit 4.4 to the Registrant's Registration Statement on Form S-4
         filed on July 12, 1999).
 4.4     Credit Agreement, dated as of July 2, 1999, among the Registrant,
         Global Crossing Holdings Ltd., the Lenders party thereto and The Chase
         Manhattan Bank as Administrative Agent (incorporated by reference to
         Exhibit 10.7 to the Registrant's Registration Statement on Form S-4/A
         filed on August 5, 1999).
 4.5     Indenture, dated as of November 19, 1999, among Global Crossing Ltd.,
         Global Crossing Holdings Ltd. and United States Trust Company of New
         York (incorporated by reference to Exhibit 4.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11,
         2000 (File No. 333-94449)).
         Except as hereinabove provided, there is no instrument with respect to long-term debt of the Registrant and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of the Registrant. The Registrant agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.
 4.6     Form of Indenture between the Registrant and United States Trust
         Company of New York, as Trustee (previously filed with this
         Registration Statement).
 4.7     Form of Certificate of Designations, Powers, Preferences and Rights
         for Preferred Stock (previously filed with this Registration
         Statement).
 4.8     Form of Common Stock Certificate. (The Form of Common Stock
         Certificate included as Exhibit 4.1 to the Registrant's registration statement on Form S-1 filed on July 23, 1998 is hereby incorporated herein by reference.)
 4.9     Form of Preferred Stock Certificate (previously filed with this
         Registration Statement).
 4.10    Form of Debt Warrant Agreement (previously filed with this
         Registration Statement).
 4.11    Form of Equity Warrant Agreement (previously filed with this
         Registration Statement).
 4.12    Form of Debt Security (previously filed with this Registration
         Statement).
 5.1     Opinion of Appleby, Spurling & Kempe (previously filed with this
         Registration Statement).
 10.1    Project Development and Construction Contract, dated as of March 18,
         1997, among AT&T Submarine Systems, Inc. and Atlantic Crossing Ltd.
         (formerly Global Telesystems Ltd.) (incorporated by reference to
         Exhibit 10.2 to the July 23, 1998 S-1/A).
 10.2    Project Development and Construction Contract, dated as of April 21,
         1998, among Tyco Submarine Systems, Ltd. and Pacific Crossing Ltd.
         (incorporated by reference to Exhibit 10.3 to the July 23, 1998 S-
         1/A).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.3    Project Development and Construction Contract, dated as of June 2,
         1998, among Alcatel Submarine Networks and Mid-Atlantic Crossing Ltd.
         (incorporated by reference to Exhibit 10.4 to the July 23, 1998 S-
         1/A).
 10.4    Project Development and Construction Contract, dated as of July 21,
         1998, among Tyco Submarine Systems, Ltd. and Pan American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Registrant's
         Quarterly Report on Form 10-Q filed on November 16, 1998).
 10.5    Project Development and Construction Contract, dated as of July 30,
         1999, among Alcatel Submarine Networks and South American Crossing
         Ltd. (incorporated by reference to Exhibit 10.5 to the Global Crossing
         Holdings Ltd. Registration Statement on Form S-4 filed on January 11,
         2000 (File No. 333-94449) portions have been omitted pursuant to a request for confidential treatment).
 10.6    Lease made as of October 1, 1999 between North Crescent Realty V, LLC and Global Crossing Development Company (incorporated by reference to
         Exhibit 10.1 to the November 15, 1999 10-Q).
 10.7    Form of Stockholders Agreement dated as of August 12, 1998 among the
         Registrant and the investors named therein (incorporated by reference to Exhibit 9.1 to the July 23, 1998 S-1/A).
 10.8    Form of Registration Rights Agreement dated as of August 12, 1998 among the Registrant and the investors named therein (incorporated by reference to Exhibit 4.4 to the July 23, 1998 S-1/A).
 10.9    Voting Agreement, dated as of March 16, 1999, among certain shareholders of the Registrant parties thereto, Frontier Corporation and, for certain purposes only, the Registrant (incorporated by reference to Exhibit 10.2 to the March 19, 1999 8-K).

 10.10   Second Reaffirmation of Voting Agreement and Share Transfer
         Restriction Agreement, dated as of September 2, 1999 (incorporated by reference to Annex S-B to the joint proxy statement/prospectus supplement included in the Registrant's Registration Statement on Form
         S-4 filed on September 8, 1999 (the "September 8, 1999 S-4").
 10.11 Share Transfer Restriction Agreement, dated as of September 2, 1999, among certain shareholders of Global Crossing Ltd., certain shareholders of Frontier Corporation and Global Crossing Ltd.
         (incorporated by reference to Annex S-C to the joint proxy statement/prospectus supplement included in the September 8, 1999 S-
         4).
 10.12 Tender Offer and Purchase Agreement, dated as of May 16, 1999, between the Registrant and U S WEST, Inc. (incorporated by reference to
         Exhibit (c)(2) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21,
         1999).
 10.13   Standstill Agreement dated as of May 16, 1999 between U S WEST, Inc.
         and the Registrant (incorporated by reference to Exhibit (c)(4) to U S
         WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.14 Voting Agreement dated as of May 16, 1999 between U S WEST, Inc. and the Registrant (incorporated by reference to Exhibit (c)(3) to U S
         WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.15   Tender and Voting Agreement dated as of May 16, 1999 among U S WEST,
         Inc., the Registrant and the shareholders party thereto (incorporated by reference to Exhibit (c)(5) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.16 Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(6) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).
 10.17 Transfer Agreement dated as of May 16, 1999 among the Registrant and the shareholders party thereto (incorporated by reference to Exhibit
         (c)(8) to U S WEST, Inc.'s Schedule 14D-1 filed on May 21, 1999).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.18   Amendment No. 1 dated as of July 18, 1999 to Tender Offer and Purchase
         Agreement dated as of May 16 1999 between the Registrant and U S WEST,
         Inc. (incorporated by reference to Exhibit 10.2 to the July 20, 1999
         8-K).
 10.19   Agreement, dated as of July 18, 1999, between Qwest Communications
         International Inc. and the Registrant (incorporated by reference to
         Exhibit 10.3 to the July 20, 1999 8-K).
 10.20   Agreement, dated as of July 18, 1999, between Global Crossing Holdings
         Ltd. and Qwest Communications International Inc. (incorporated by reference to Exhibit 10.4 to the July 20, 1999 8-K).
 10.21   Registration Rights Agreement, dated as of November 5, 1999, among the
         Registrant and the initial purchasers of the Registrant's 6 3/8%
         Cumulative Convertible Preferred Stock named therein (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement
         on Form S-3 (File No. 333-94805) filed on January 18, 2000).
 10.22   1998 Global Crossing Ltd. Stock Incentive Plan, as amended and restated effective December 7, 1999 (incorporated by reference to
         Exhibit 10.21 to the Global Crossing Holdings Ltd. Registration
         Statement on Form S-4 filed on January 11, 2000 (File No. 333-94449)).
 10.23   Form of Non-Qualified Stock Option Agreement as in effect on September
         30, 1999 (incorporated by reference to Exhibit 10.2 to the November
         15, 1999 10-Q).
 10.24   Frontier Corporation Supplemental Retirement Savings Plan as amended and restated effective January 1, 1996 (incorporated by reference to
         Exhibit 10.13 to Frontier Corporation's Annual Report on Form 10-K
         filed March 28, 1997).
 10.25   Amendment No. 1, effective March 16, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.2 to Frontier Corporation's Quarterly Report on Form 10-Q
         filed August 3, 1999).
 10.26   Amendment No. 2, dated September 21, 1999, to Frontier Corporation
         Supplemental Retirement Savings Plan (incorporated by reference to
         Exhibit 10.5 to the November 15, 1999 10-Q).
 10.27   Employment Agreement dated as of February 19, 1999 between the
         Registrant and Robert Annunziata (incorporated by reference to Exhibit
         10.8 to the Registrant's Quarterly Report on Form 10-Q filed on May
         10, 1999).
 10.28   Executive Contract dated January 1, 1998 between Joseph P. Clayton and
         Frontier Corporation (incorporated by reference to Exhibit 10.22 to
         Frontier Corporation's Annual Report on Form 10-K filed March 26,
         1998).
 10.29   Amendment dated May 1, 1999 to Executive Contract between Joseph P.
         Clayton and Frontier Corporation (incorporated by reference to Exhibit
         10.9 to the November 15, 1999 10-Q).
 10.30   Sale Agreement, dated October 10, 1999, among Controls and
         Communications Limited, The Racal Corporation, Racal Electronics plc
         and the Registrant (incorporated by reference to Exhibit 2.1 of the
         Registrant's Current Report on Form 8-K filed on October 21, 1999).
 10.31   Subscription and Sale and Purchase Agreement, dated November 15, 1999, among Hutchison Whampoa Limited, Hutchison Telecommunications Limited,
         the Registrant and HCL Holdings Limited (incorporated by reference to
         Exhibit 10.33 to the Global Crossing Holdings Ltd. Registration
         Statement on Form S-4 filed on January 11, 2000 (File No. 333-94449)).
 10.32   Registration Rights Agreement, dated as of December 15, 1999, among the Registrant and the initial purchasers of the Registrant's 7%
         Cumulative Convertible Preferred Stock named therein (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement
         on Form S-3 (File No. 333-94803) filed on January 18, 2000).

 Exhibit
 Number                            Exhibit Description
 -------                           -------------------
 10.33   Employment Agreement, dated as of December 5, 1999, between the
         Registrant and Leo J. Hindery, Jr. (incorporated by reference to
         Exhibit 10.32 to the Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 10.34   Form of Change in Control Agreement between the Registrant and
         Executive Officers of the Registrant approved by the Board of
         Directors in January 2000 (incorporated by reference to Exhibit 10.33 to the Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 10.35   Employment Agreement, dated as of December 3, 1999, between the
         Registrant and John A. Scarpati (incorporated by reference to Exhibit
         10.36 to Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 12.1    Statement of Computation of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Registrant's annual report on Form 10-K for the year ended December 31, 1999).
 21.1    Subsidiaries of the Registrant (incorporated by reference to Exhibit
         21.1 to Registrant's annual report on Form 10-K for the year ended
         December 31, 1999).
 23.1    Consent of Arthur Andersen (filed herewith).
 23.2    Consent of PricewaterhouseCoopers LLP (filed herewith).
 23.3    Consent of KPMG Audit Plc (filed herewith).
 23.4    Consent of Deloitte & Touche (filed herewith).
 23.5    Consent of PricewaterhouseCoopers (filed herewith).
 23.6    Consent of Appleby, Spurling & Kempe (included in Exhibit 5.1).
 24.1    Power of Attorney of the Registrant (previously filed with this
         Registration Statement).